                                                              Execution Copy






                          AGREEMENT AND PLAN OF MERGER



                                  by and among



                         COMED ACQUISITION CORPORATION,
                        a Florida corporation ("Newco"),



                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.,
                         a Florida corporation ("DHT"),



                      COLLABORATIVE MEDICAL SYSTEMS, INC.,
                     a Massachusetts corporation ("CoMed"),


                               CHARLES M. COOPER,
                                 JEROME LERMAN,
                                 SAUL M. BLOOM,
                                MARTIN B. LEVIN,
                                MARIANNE BOSWELL,
                                       and
                                  KAY McDONALD,
                       (collectively, the "Shareholders")



                          -----------------------------
                          Dated as of December 17, 1996
                          -----------------------------

                                TABLE OF CONTENTS



                                    ARTICLE 1

                                   THE MERGER

SECTION 1.1    The Merger; Surviving Corporation . . . . . . . . . . . . . .  1
SECTION 1.2    Articles of Incorporation . . . . . . . . . . . . . . . . . .  1
SECTION 1.3    Bylaws. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
SECTION 1.4    Directors and Officers. . . . . . . . . . . . . . . . . . . .  2
SECTION 1.5    Effective Time. . . . . . . . . . . . . . . . . . . . . . . .  2
SECTION 1.6    Effectuation of the Merger. . . . . . . . . . . . . . . . . .  2
SECTION 1.7    Conversion of Common Stock; Merger
                 Consideration . . . . . . . . . . . . . . . . . . . . . . .  2
SECTION 1.8    Payment of the Merger Consideration . . . . . . . . . . . . .  3
SECTION 1.9    No Other Rights . . . . . . . . . . . . . . . . . . . . . . .  3
SECTION 1.10   Further Assurances. . . . . . . . . . . . . . . . . . . . . .  3
SECTION 1.11   The Closing . . . . . . . . . . . . . . . . . . . . . . . . .  4


                                    ARTICLE 2

                        REPRESENTATIONS AND WARRANTIES OF
                           COMED AND THE SHAREHOLDERS

SECTION 2.1    Status of the Shares. . . . . . . . . . . . . . . . . . . . .  4
SECTION 2.2    Title to the Shares . . . . . . . . . . . . . . . . . . . . .  4
SECTION 2.3    Authority Relative to this Agreement. . . . . . . . . . . . .  4
SECTION 2.4    No Conflicts, Consents. . . . . . . . . . . . . . . . . . . .  4
SECTION 2.5    Corporate Existence and Power . . . . . . . . . . . . . . . .  5
SECTION 2.6    Charter Documents and Corporate Records . . . . . . . . . . .  5
SECTION 2.7    Financial Information . . . . . . . . . . . . . . . . . . . .  5
SECTION 2.8    Liabilities . . . . . . . . . . . . . . . . . . . . . . . . .  5
SECTION 2.9    CoMed Receivables . . . . . . . . . . . . . . . . . . . . . .  6
SECTION 2.10   Inventories . . . . . . . . . . . . . . . . . . . . . . . . .  6
SECTION 2.11   Absence of Certain Changes. . . . . . . . . . . . . . . . . .  6
SECTION 2.12   Properties. . . . . . . . . . . . . . . . . . . . . . . . . .  7
SECTION 2.13   Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .  7
SECTION 2.14   Intangible Property . . . . . . . . . . . . . . . . . . . . .  8
SECTION 2.15   Claims and Proceedings. . . . . . . . . . . . . . . . . . . .  9
SECTION 2.16   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
SECTION 2.17   Employee Benefits Plans . . . . . . . . . . . . . . . . . . . 11
SECTION 2.18   Employee-Related Matters. . . . . . . . . . . . . . . . . . . 12
SECTION 2.19   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 12
SECTION 2.20   Compliance with Laws. . . . . . . . . . . . . . . . . . . . . 12
SECTION 2.21   Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
SECTION 2.22   Environmental Matters . . . . . . . . . . . . . . . . . . . . 13
SECTION 2.23   Finders Fees. . . . . . . . . . . . . . . . . . . . . . . . . 13
SECTION 2.24   Fees, Commissions and Royalties . . . . . . . . . . . . . . . 13
SECTION 2.25   FDA Regulations . . . . . . . . . . . . . . . . . . . . . . . 13

SECTION 2.26   Software. . . . . . . . . . . . . . . . . . . . . . . . . . . 14
SECTION 2.27   Depositories; Powers of Attorney. . . . . . . . . . . . . . . 14
SECTION 2.28   Status of CoMed . . . . . . . . . . . . . . . . . . . . . . . 14
SECTION 2.29   Shareholder Status. . . . . . . . . . . . . . . . . . . . . . 14
SECTION 2.30   Certain Other Representations . . . . . . . . . . . . . . . . 14
SECTION 2.31   Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . 14
SECTION 2.32   Board and Shareholder Approval. . . . . . . . . . . . . . . . 15


                                    ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF DHT AND NEWCO

SECTION 3.1    Authority Relative to This Agreement. . . . . . . . . . . . . 15
SECTION 3.2    No Conflicts; Consents. . . . . . . . . . . . . . . . . . . . 15
SECTION 3.3    Corporate Existence and Power . . . . . . . . . . . . . . . . 15
SECTION 3.4    Finders Fees. . . . . . . . . . . . . . . . . . . . . . . . . 16
SECTION 3.5    Governmental Proceedings. . . . . . . . . . . .. . . . . . .  16

                                    ARTICLE 4

                            COVENANTS AND AGREEMENTS

SECTION 4.1    Corporate Examinations and Investigations . . . . . . . . . . 16
SECTION 4.2    Filings and Authorizations; Taxes . . . . . . . . . . . . . . 16
SECTION 4.3    Efforts to Consummate . . . . . . . . . . . . . . . . . . . . 17
SECTION 4.4    Negotiations With Others  . . . . . . . . . . . . . . . . . . 17
SECTION 4.5    Notices of Certain Events . . . . . . . . . . . . . . . . . . 18
SECTION 4.6    Public Announcements. . . . . . . . . . . . . . . . . . . . . 18
SECTION 4.7    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . 18
SECTION 4.8    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
SECTION 4.9    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . 19
SECTION 4.10   Special Meeting . . . . . . . . . . . . . . . . . . . . . . . 19
SECTION 4.11   Merger Claims . . . . . . . . . . . . . . . . . . . . . . . . 19
SECTION 4.12   Certain Renewals. . . . . . . . . . . . . . . . . . . . . . . 19
SECTION 4.13   CoMed Employee Benefits Matters . . . . . . . . . . . . . . . 19

                                    ARTICLE 5

                              CONDITIONS TO CLOSING

SECTION 5.1    Conditions to the Obligations of the Parties. . . . . . . . . 20
SECTION 5.2    Conditions to the Obligations of the
                 Shareholders and CoMed. . . . . . . . . . . . . . . . . . . 20
SECTION 5.3    Conditions to the Obligations of DHT and Newco. . . . . . . . 21

                                    ARTICLE 6

                                 INDEMNIFICATION

SECTION 6.1    Survival of Representations and Warranties. . . . . . . . . . 23
SECTION 6.2    Obligation of the Shareholders to Indemnify . . . . . . . . . 24
SECTION 6.3    Obligation of DHT and Newco to Indemnify. . . . . . . . . . . 24
SECTION 6.4    Notice and Opportunity to Defend Third Party
                 Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
SECTION 6.5    Limits on Indemnification . . . . . . . . . . . . . . . . . . 25
SECTION 6.6    Adjustment. . . . . . . . . . . . . . . . . . . . . . . . . . 25


                                    ARTICLE 7

                                   TERMINATION

SECTION 7.1    Termination . . . . . . . . . . . . . . . . . . . . . . . . . 26
SECTION 7.2    Effect of Termination; Right to Proceed . . . . . . . . . . . 26


                                    ARTICLE 8

                                  MISCELLANEOUS

SECTION 8.1    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
SECTION 8.2    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . 28
SECTION 8.3    Waivers and Amendments; Non-Contractual Remedies;
                   Preservation of Remedies  . . . . . . . . . . . . . . . . 28
SECTION 8.4    Governing Law; Venue. . . . . . . . . . . . . . . . . . . . . 28
SECTION 8.5    Binding Effect; No Assignment . . . . . . . . . . . . . . . . 28
SECTION 8.6    Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
SECTION 8.7    Severability. . . . . . . . . . . . . . . . . . . . . . . . . 28
SECTION 8.8    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . 28
SECTION 8.9    Third Parties . . . . . . . . . . . . . . . . . . . . . . . . 28


                                    ARTICLE 9

                                   DEFINITIONS

SECTION 9.1    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . 29
SECTION 9.2    Interpretation. . . . . . . . . . . . . . . . . . . . . . . . 32

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of December 17, 1996 (the "Agreement") by and among DYNAMIC HEALTHCARE TECHNOLOGIES, INC., a Florida corporation ("DHT"), COMED ACQUISITION CORPORATION, a Florida corporation and a wholly-owned subsidiary of DHT ("Newco"), COLLABORATIVE MEDICAL SYSTEMS, INC., a Massachusetts corporation ("CoMed"), Charles M. Cooper, Jerome Lerman, Saul M. Bloom, Martin B. Levin, Marianne Boswell and Kay McDonald, who constitute all of the shareholders of record of CoMed (the "Shareholders"). CoMed and Newco are sometimes hereinafter referred to as the "Constituent Corporations." Definitions of capitalized terms used in Articles I through VIII herein which are not otherwise defined are set forth in Section 9.1.

     WHEREAS, the Boards of Directors of DHT, Newco and CoMed have each approved the merger of CoMed with and into Newco (the "Merger"), upon the terms and subject to the conditions set forth herein;

     WHEREAS, each Shareholder will own immediately prior to the Closing the number of shares (the "Shares") of common stock of CoMed (the "Common Stock") set forth opposite his or her name on Schedule 2.1.

     WHEREAS, pursuant to the Merger, the Shareholders will receive the merger consideration specified herein; and

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1
                                   THE MERGER

     SECTION 1.1 The Merger; Surviving Corporation. Upon the terms and subject to the conditions set forth herein, and in accordance with the provisions of this Agreement, the Florida Business Corporation Act (the "FBCA") and the General Laws of Massachusetts and at the Effective Time (as hereinafter defined), CoMed shall be merged with and into Newco, with Newco being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Florida as a wholly-owned subsidiary of DHT.

     SECTION 1.2 Articles of Incorporation. The Articles of Incorporation of Newco, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law. The parties acknowledge that Newco's corporate name will be changed at the Effective Time (as hereinafter defined) as provided in the Florida Articles of Merger (as hereinafter defined) and that the name of the Surviving Corporation will be "Collaborative Medical Systems Corp."

     SECTION 1.3 Bylaws. The Bylaws of Newco, as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law.

     SECTION 1.4 Directors and Officers. The directors and officers of the Surviving Corporation immediately following the Effective Time shall be the directors and officers of Newco at the Effective Time until thereafter changed in accordance with applicable law and appropriate corporate actions.

     SECTION 1.5 Effective Time. The Merger shall become effective upon the due filing of articles of merger (the "Florida Articles of Merger") in the form attached hereto as Exhibit 1.5A with the Florida Department of State pursuant to
Section 607.1105 of the FBCA. The date and time when the Merger shall become effective are herein referred to as the "Effective Time." On or within 30 days prior to the Effective Time, articles of merger (the "Massachusetts Articles of Merger") in the form attached hereto as Exhibit 1.5B shall be filed with the Secretary of the Commonwealth of Massachusetts pursuant to the General Laws of Massachusetts, Chapter 156B, Section 79, providing that the effective date and time of the Merger shall be the Effective Time.

     SECTION 1.6 Effectuation of the Merger. On December 17, 1996, or if on such date the conditions specified in Article V shall not have been satisfied or waived (other than conditions relating to transactions to occur at the Closing and conditions requiring the delivery of certificates, opinions and other instruments and documents), on a date agreed to by DHT and the Requisite Shareholders in writing to CoMed not later than the second business day following such satisfaction or waiver, but in no event later than December 31, 1996, the parties shall file the Florida Articles of Merger and the Massachusetts Articles of Merger, and take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

     SECTION 1.7 Conversion of Common Stock; Merger Consideration. By virtue of the Merger and without any action on the part of any holder of capital stock of any of the Constituent Corporations:

     (a) The Shares of CoMed issued and outstanding immediately prior to the Effective Time (except for Shares which are held by CoMed in its treasury) shall be converted at the Effective Time into and represent the right to receive the Merger Consideration (as defined below) in accordance with the terms hereof.

     (b) Each share of CoMed common stock held in its treasury immediately prior to the Effective Time shall be canceled or retired and cease to exist at the Effective Time without any conversion thereof.

     (c) The term "Merger Consideration" shall mean, except as otherwise adjusted pursuant to this Agreement:

          (i) $8,500,000 to be paid in cash at the Closing to an escrow agent (the "Escrow Agent") mutually selected by DHT and the Requisite Shareholders, $8,200,000 of which shall be disbursed to the Shareholders on or about January 15, 1997, and $300,000 of which (the "Indemnification Funds") will provide a fund for a period of 12 months following the Closing for the payment of any claims for which DHT or the Surviving Corporation may be entitled to indemnification as provided in Article VI, pursuant to the terms of an escrow agreement (the "Escrow Agreement") in the form attached hereto as Exhibit 1.7A;

          (ii) 1,000,000 shares of DHT common stock to be issued and delivered at the Closing to the Shareholders; and

          (iii) 6,000 shares of DHT Series CM Non-Voting, Convertible Preferred Stock ("Series CM Preferred Stock") to be issued and delivered at the Closing to the Shareholders. The Series CM

Preferred Stock shall have the preferences, limitations and relative rights described in the Certificate of Designation of Series CM Preferred Stock attached hereto as Exhibit 1.7B, and shall be automatically convertible into shares of DHT common stock at the close of business on August 29, 1997 pursuant to the following formula based upon the average closing bid and ask prices of DHT common stock as quoted on the Nasdaq National Market for the five (5) trading day period ending August 29, 1997 (hereafter referred to as the "CSAVG"):

                (A) if the CSAVG is greater than or equal to $8.00 per share, then each share of Series CM Preferred Stock will be converted into .0167 shares of DHT common stock (rounded to the nearest whole share);

                (B) if the CSAVG is less than or equal to $5.00 per share, then each share of Series CM Preferred Stock will be converted into 100 shares of DHT common stock; or

                (C) if the CSAVG is greater than $5.00 per share, but less than $8.00 per share, then each share of Series CM Preferred Stock will be converted into that number of shares of DHT common stock to be determined as follows (rounded to the nearest whole share):

          number of shares of DHT common stock = 100 x ($8.00 - CSAVG)
                                                       ---------------
                                                            $3.00

     SECTION 1.8 Payment of the Merger Consideration. Upon the surrender of all certificates evidencing Shares, together with delivery of such other documents as may be required pursuant to this Agreement at Closing, DHT shall deliver to the Escrow Agent pursuant to the Escrow Agreement immediately available funds and shall deliver to the Shareholders shares of DHT common stock and Series CM Preferred Stock equal to the amount of the Merger Consideration payable at Closing. Payment of Merger Consideration becoming due and payable after Closing shall be delivered to the Escrow Agent pursuant to the terms of the Escrow Agreement. Each shareholder shall have the right to receive his or her Pro Rata Share of all payments made of Merger Consideration. "Pro Rata Share" of any Shareholder shall mean the percentage (calculated to the nearest thousandth of percent) set forth on Schedule 2.1, which has been determined by dividing (a) the number of Shares held of record on the Closing Date by such Shareholder as indicated on Schedule 2.1, by (b) the aggregate number of Shares outstanding on the Closing Date as indicated on Schedule 2.1. The delivery of certificates representing Shares (together with evidence satisfactory to the Surviving Corporation of the payment of all required transfer taxes relating to the Shares and arising out of the Merger) shall be a condition precedent to the delivery of any portion of the Merger Consideration relating to such Shares.

     SECTION 1.9 No Other Rights. Until surrendered to the Surviving Corporation, each certificate for Shares which immediately prior to the Effective Time represented outstanding Shares shall represent solely the right to receive the Merger Consideration relating thereto at and after the Effective Time.

     SECTION 1.10 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further documents, instruments or assurances in law or any other acts are necessary, desirable or proper to carry out the intent and accomplish the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors will execute and deliver all documents, instruments and assurances in law and do all acts necessary, desirable or proper to carry out the intent and accomplish the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.

     SECTION 1.11 The Closing. The Closing shall take place at the offices of Kotin, Crabtree & Strong, LLP, One Bowdoin Square, Boston, Massachusetts 02114-2919 at 10:00 a.m. local time on the date ("Closing Date") of the filing of the Florida Articles of Merger. Except as otherwise provided herein, all transactions consummated at the Closing shall be deemed to have taken place simultaneously at the Effective Time.


                                    ARTICLE 2

                        REPRESENTATIONS AND WARRANTIES OF
                           COMED AND THE SHAREHOLDERS

     Each Shareholder, severally, but not jointly, with respect to any representation or warranty concerning such Shareholder or his/her Shares, and otherwise, such Shareholder and CoMed, jointly and severally, represents and warrants to DHT and Newco that:

     SECTION 2.1 Status of the Shares. The authorized and outstanding shares of Common Stock (which is the only class of capital stock of CoMed authorized, issued or outstanding) is as set forth on Schedule 2.1. Other than the Shares, at the Closing, CoMed will not have outstanding any rights, warrants or options to acquire securities of CoMed or any convertible or exchangeable securities and, other than pursuant to this Agreement, no person will have any right to acquire any securities of CoMed. All of the Shares have been duly authorized and duly and validly issued and are fully paid and non-assessable, and none were issued in violation of any preemptive rights, rights of first refusal or other contractual or legal restrictions of any kind.

     SECTION 2.2 Title to the Shares. Each Shareholder owns and holds good and valid title to such Shareholder's Shares free and clear of any Lien of any kind.

     SECTION 2.3 Authority Relative to this Agreement. CoMed and each Shareholder has full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby (the "Contemplated Transactions"). The execution and delivery of this Agreement and the consummation of the Contemplated Transactions to which CoMed or such Shareholder is a party have been duly and validly authorized by CoMed or such Shareholder and no other proceedings on the part of CoMed or such Shareholder, other than the Shareholders' meeting or consent required by Section 79 of the Massachusetts General Laws, Chapter 156B, are necessary to authorize the execution and delivery by CoMed or such Shareholder of this Agreement or the consummation of the Contemplated Transactions to which CoMed or such Shareholder is a party. This Agreement and the other Transaction Documents to which CoMed or such Shareholder is a party have been duly and validly executed and delivered by each of CoMed or such Shareholder, and (assuming the valid execution and delivery thereof by the other parties thereto) constitute the legal, valid and binding agreements of CoMed and such Shareholder enforceable against CoMed or such Shareholder in accordance with their respective terms.

     SECTION 2.4 No Conflicts, Consents. The execution, delivery and performance by CoMed and each Shareholder of this Agreement and each other Transaction Document to which he or it is a party, the consummation of the Contemplated Transactions to which CoMed or such Shareholder is a party or the contemplated change of control of the stock ownership of CoMed, will not (i) violate any provision of the Articles of Incorporation or By-laws (or comparable instruments) of CoMed; (ii) require the Shareholders or CoMed to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person except as set forth on
Schedule 2.4 (the "Required

Consents"); (iii) if the Required Consents are obtained prior to Closing, violate, conflict with or result in a breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Contract of a type required to be listed on Schedule 2.13 to which any Shareholder or CoMed is a party or by which any of them or any of their Assets may be bound or subject, or result in the creation of any Lien upon the Shares or upon any of the Assets of CoMed pursuant to the terms of any such Contract;
(iv) if the Required Consents are obtained prior to Closing, violate any Law or Order of any Governmental Body against, or binding upon, any Shareholder or CoMed or upon its Assets or the Business; or (v) if the Required Consents are obtained prior to Closing, violate or result in the revocation or suspension of any Permit.

     SECTION 2.5 Corporate Existence and Power. CoMed is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate powers and all material Permits required to carry on the Business as now conducted. CoMed is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Business or the Assets, financial condition, prospects or the results of operations of CoMed and its Subsidiaries taken as a whole (collectively, the "Condition of the Business"). Schedule 2.5 sets forth each jurisdiction in which CoMed is duly qualified to do business as a foreign corporation. CoMed does not directly or indirectly own any interest or investment in any other person.

     SECTION 2.6 Charter Documents and Corporate Records. CoMed and the Shareholders have heretofore delivered to DHT true and complete copies of the Articles of Incorporation and Bylaws, or comparable instruments, of CoMed as in effect on the date hereof. The stock and transfer books of CoMed have been made available to DHT and Newco for inspection and are true and complete.

     SECTION 2.7 Financial Information. CoMed and the Shareholders have previously furnished to DHT true and complete copies of (i) CoMed's financial statements at and for the calendar years ended December 31, 1995, 1994 and 1993 (the "Annual Statements"), (ii) CoMed's unaudited financial statements at and for each calendar month of 1996 and 1995 through October 31, 1996 (the "Interim Statements"), and (iii) all management letters, and attorney audit response letters issued in connection with CoMed's financial statements for each of the three years comprising the Annual Statements. The Annual Statements have been prepared in accordance with GAAP consistently applied as set forth in the notes thereto and the Annual Statements were audited as to 1993 by Price Waterhouse and otherwise by Ernst & Young LLP (without qualification in the report thereof). Each Annual Statement and the Interim Statements present fairly the financial position of CoMed as of its date, and its earnings, changes in stockholders' equity and cash flow for the periods then ended; provided, however, that in the case of the Interim Statements, they do not contain all notes or any year-end adjustments which would be required by GAAP consistent with prior practice and certain accruals listed in Schedule 2.7 in accordance with prior practice which are customarily computed on an annual basis. Each delivered balance sheet fully sets forth all Assets and Liabilities of CoMed existing as of its date which, under GAAP, should be set forth therein, and each delivered statement of earnings sets forth the items of income and expense of CoMed which should appear therein under GAAP; provided, however, that in the case of the Interim Statements, they do not contain all notes or any year-end adjustments which would be required by GAAP consistent with prior practice and certain accruals listed in Schedule 2.7 in accordance with prior practice which are customarily computed on an annual basis. All financial and accounting books, ledgers, accounts and official and other records relating to CoMed have been properly and accurately kept and completed in all material respects.

     SECTION 2.8 Liabilities. Except as and to the extent reflected in the audited balance sheet of CoMed (the "Latest Balance Sheet") at December 31, 1995 (the "Latest Balance Sheet Date") referred to in

Section 2.7, or as described in Schedule 2.8, CoMed did not have, as of the Latest Balance Sheet Date, any Liabilities or obligations (other than obligations of continued performance under Contracts and other commitments and arrangements entered into in the ordinary course of business). Except as described in Schedule 2.8, and except for current Liabilities for trade or business obligations in the ordinary course of the Business, consistent with past practice, and Liabilities reflected on any balance sheet included in the Interim Statements, since the Latest Balance Sheet Date there has been (i) no material adverse change in the Assets or Liabilities, or in the Condition of the Business , financial or otherwise, or the result of operations of CoMed, and
(ii) to CoMed's or any Shareholder's knowledge and belief, no factor or condition exists or is contemplated or threatened, which could reasonably be expected to cause such a change in the future, and (iii) no dividends or other distributions have been paid or made upon any shares of capital stock of CoMed nor have any shares of capital stock of the Corporation been redeemed, retired, purchased or acquired for value by CoMed. Schedule 2.8 also contains a true and correct list of all Deferred Compensation Liabilities and CoMed Debt and a description of the material terms thereof. Except as provided in Schedule 2.8, there will exist no CoMed Debt at Closing. None of the CoMed Debt or any prior indebtedness to the Shareholders constituted of constitutes a second class of stock within the meaning of Code Section 1361(b)(1)(D) and the Treasury Regulations promulgated thereunder. Schedule 2.8 sets forth a description of the amount and terms and conditions and outstanding principal balance plus accrued interest thereon of all outstanding loans or other advances made by any past or current shareholder of CoMed.

     SECTION 2.9 CoMed Receivables. Except as set forth in Schedule 2.9, all Receivables of CoMed are valid and enforceable claims, constitute bona fide Receivables resulting from the sale of goods and services in the ordinary course of the Business, are not subject to any known defenses, offsets, returns, allowances or credits of any kind, and to CoMed's and the Shareholder's knowledge and belief, are collectible, subject to the reserves for bad debt expressly set forth in Schedule 2.9. CoMed has not made any loan or advance to any person except as provided in Schedule 2.9.

     SECTION 2.10 Inventories. Schedule 2.10 sets forth a true and complete list of Inventory by category as of the date hereof. All Inventory consists of items which are good and merchantable and of a quantity and quality usable and saleable in the ordinary course of the Business consistent with past practices.

     SECTION 2.11 Absence of Certain Changes.

                  (a) Since the Latest Balance Sheet Date, except as set forth in Schedule 2.11, CoMed has conducted the Business in the ordinary course consistent with past practices and there has not been:

                      (i) Any material adverse change in the Condition of the Business or any event, occurrence or circumstance known to CoMed or any Shareholder that could reasonably be expected to cause such a material adverse change.

                      (ii) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of CoMed.

                      (iii) Any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the Assets of CoMed or any Subsidiary to the extent material to CoMed.

                      (iv) Any action taken to terminate or revoke its election and qualification as an S Corporation within the meaning of Code Section 1362.

                      (v) Any change in any method of accounting or accounting practice by CoMed.

                      (vi) Any material adverse change in the relationships of CoMed with its customers, suppliers and vendors.

                      (vii) Except for any chances made in the ordinary course of Business, any material change in any of CoMed's business policies, including advertising, marketing, pricing, purchasing, personnel, returns or budget policies.

                  (b) Since October 31, 1996, except as set forth in Schedule 2.11, there has not been:

                      (i) Any transaction or Contract with respect to the purchase, acquisition, lease, disposition or transfer of any Assets or to any capital expenditure (in each case, other than in the ordinary course of the Business in accordance with past practice), in excess of $10,000.

                      (ii) Any increase in the compensation payable or to become payable to any officer, stockholder, director, consultant, agent or full-time employee of CoMed, or any alteration in the benefits payable to any thereof.

     SECTION 2.12 Properties.

                  (a) Schedule 2.12A sets forth a complete list and description of all real property leased by CoMed (the "Real Property"), which constitutes all of the real property owned, used or occupied by CoMed. The lease for the Real Property is in full force and effect and CoMed holds a valid and existing leasehold interest and a right to quiet enjoyment of the such Real Property for the term set forth in Schedule 2.12A. The leasehold interest in such Real Property is not subject to or subordinate to any Lien except as disclosed on
Schedule 2.12A. Schedule 2.12A also sets forth with respect to such Real Property a list of all title insurance policies, deeds, appraisal reports, surveys and environmental reports held or controlled by CoMed or any Shareholder, copies of which have been provided to DHT. The Business is not in violation in any material respect of any building, zoning, anti-pollution, health, occupational safety or other Law or any Order or Permit in respect of such Real Property.

                  (b) CoMed has good and marketable title to (or valid leasehold interest in) all personal property used in the Business, free and clear of all Liens except as disclosed in Schedule 2.12B. The machinery, equipment and other tangible personal property constituting a part of the Assets (whether owned or leased), have been maintained in accordance with industry standards, are in good condition and repair (subject to normal wear and tear) and are adequate in quantity and quality for the operation of the Business as presently conducted.
Schedule 2.12B contains a list and description of all equipment and other tangible personal property of CoMed with a book value (before depreciation) of $1,000 or more.

     SECTION 2.13 Contracts.

                  (a) Schedule 2.13 sets forth an accurate and complete list of all Contracts to which CoMed is a party or by which it or its Assets are bound or subject, except only for those with persons who are not Affiliates of either CoMed or any Shareholder relating solely to the purchase or sale of property or services by CoMed in the ordinary course of the Business which (i) require CoMed to make or receive payments not in excess of $10,000 and (ii) have a remaining term of less than six months from the date of this Agreement or are terminable by CoMed without penalty during such period. True and correct copies of all written Contracts listed on Schedule 2.13 (excepting Contracts for which a third party's consent must be obtained prior to disclosure; provided, that, all such Contracts must be disclosed and included in Schedule 2.13 prior to the Closing) and summaries of the material provisions of all oral Contracts so listed have been delivered to DHT.

                  (b) All Contracts listed on Schedule 2.13 are valid, existing, in full force and effect and binding upon CoMed and, to the knowledge of CoMed or the Shareholders, the other parties thereto in accordance with their terms. CoMed is not in default (or alleged default) under any such Contract in any material respect, or, to the knowledge of CoMed or the Shareholders, is any other party thereto in default thereunder in any material respect, or does any condition exist which is known or should reasonably be expected to be known to CoMed or any Shareholder that with notice or the lapse of time or both would constitute a material default (or give rise to a termination right or right to claim offset, credit or chargeback) thereunder. To the knowledge of CoMed or the Shareholders, no other party to any such Contract intends to terminate or materially alter the provisions thereof by reason of the Contemplated Transactions or otherwise. Since October 31, 1996, CoMed has not waived any material right under any such Contract, materially amended or extended beyond December 31, 1996 any such Contract or terminated or failed to renew (or received notice of termination or failure to renew with respect to) any such Contract.

     SECTION 2.14 Intangible Property. Schedule 2.14 sets forth a true and correct list of all registered patents, trademarks, trade names, copyrights, intellectual properties or service marks owned by or registered in the name of CoMed or, to the extent used in the Business, any Shareholder, all applications for any of the foregoing, and all permits, grants, licenses and other rights running to or from CoMed, or to the extent used in the Business, any of the Shareholders relating to any of the foregoing (the "Intellectual Property Rights"), not otherwise required to be set forth on Schedule 2.26. If the Required Consents are obtained prior to Closing (provided, that, all Intellectual Property Rights shall be disclosed and included on Schedule 2.14 or
2.26 prior to Closing). The Contemplated Transactions will not adversely affect the right, title and interest of CoMed in and to the Intellectual Property Rights. Neither CoMed nor any Shareholder has been notified by any third party that the Intellectual Property Rights infringe upon or conflict with the rights or intellectual property of third parties. Except as set forth on Schedule 2.14, there are no outstanding claims, liens, encumbrances, options, licenses or agreements of any kind relating to the Intellectual Property Rights, nor is CoMed or any Shareholder bound by or party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. CoMed has full title and ownership of all Intellectual Property Rights without any conflict with or infringement of the rights of others. To the knowledge and belief of CoMed and the Shareholders, CoMed has not infringed or violated in any way any valid patent, trademark, trade name or copyright of others, nor has CoMed received any notice, claim or protest respecting any such violation or infringement. Neither CoMed nor any Shareholder is aware that any of CoMed's employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of CoMed or that would conflict with CoMed's business as currently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of CoMed's business by the employees of CoMed, nor the conduct of CoMed's business as currently conducted, will, to the knowledge of CoMed or the Shareholders, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Neither CoMed nor the Shareholders believes that it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by CoMed. At Closing, the Surviving Corporation will have sole right, title and interest in and to the Intellectual Property Rights (other than described on Schedule 2.14) free and clear of any claims by any person.

     SECTION 2.15 Claims and Proceedings. Except as set forth on Schedule 2.15, there are no outstanding Orders of any Governmental Body against or involving CoMed or the Business. Except as set forth on Schedule 2.15, there are no actions, suits, claims or counterclaims or legal, administrative or arbitral proceedings or investigations (collectively, "Claims") (whether or not covered by insurance), pending or, to the knowledge of CoMed or the Shareholders, threatened on the date hereof, against or involving CoMed or any of the Shareholders, any of CoMed's Assets or the Business. Schedule 2.15 also indicates those Claims the defense thereof or Liabilities in respect thereof are covered by insurance. Except as set forth on Schedule 2.15, at the Closing there will be no such Claims pending or, to the knowledge of CoMed or the Shareholders, threatened, other than Claims that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Condition of the Business. Except as set forth on Schedule 2.15, to the knowledge of CoMed or the Shareholders, on the date hereof, there is no fact, event or circumstance that would give rise to any uninsured Claim. As of the Closing, there will exist no such fact, event or circumstance known to CoMed or the Shareholders that would give rise to any uninsured Claim that, if pending or threatened on the Closing Date, could reasonably be expected to have a material adverse effect on the Condition of the Business. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule 2.15 have been timely and duly given and, except as set forth on Schedule 2.15, no insurance company has asserted that such Claim is not covered by the applicable policy relating to such Claim. There are no Claims pending or, to the knowledge of CoMed or the Shareholders, threatened that would give rise to any right of indemnification on the part of any director or officer of CoMed or the heirs, executors or administrators of such director or officer, against CoMed.

     SECTION 2.16 Taxes.

                  (a) Except as set forth in Schedule 2.16:

                      (i) CoMed has timely filed or, if not yet due, will timely file all Tax Returns required to be filed by it for all taxable periods ending on or before the Closing Date and all such Tax Returns are true, correct and complete in all material respects;

                      (ii) CoMed has paid or, if payment is not yet due, will pay to the appropriate Tax Authority or has established, in accordance with GAAP and consistent with past practice, accruals that are reflected on the Latest Balance Sheet for the payment of, all Taxes of CoMed for all taxable periods ending on or before the Closing Date;

                      (iii) no extension of time has been requested or granted for CoMed to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid;

                      (iv) CoMed has not received notice of a determination by a Tax Authority that Taxes are owed by CoMed or any Shareholder relating to such Shareholder's ownership of the Common Stock of CoMed (such determination to be referred to as a "Tax Deficiency") and, to the knowledge of CoMed or the Shareholders, no Tax Deficiency is proposed or threatened;

                      (v) all Tax Deficiencies, if any, have been paid or finally settled and all amounts determined by settlement to be owed have been paid;

                      (vi) there are no Tax Liens on or pending against CoMed or any of its properties, except Liens for Taxes not yet due or payable;

                      (vii) there are no presently outstanding waivers or extensions or requests for waiver or extension of the time within which a Tax Deficiency may be asserted or assessed;

                      (viii) no issue has been raised in any examination, investigation, audit, suit, action, claim or proceeding relating to Taxes (a "Tax Audit") which, by application of similar principles to any past, present or future period, would result in a Tax Deficiency for such period;

                      (ix) there are no pending or, to the knowledge of CoMed or the Shareholders, threatened Tax Audits of CoMed;

                      (x) Since December 31, 1990, CoMed has not been required to include in income any adjustment pursuant to Section 481 of the Code and no Tax Authority has made or proposed any such adjustment;

                      (xi)   CoMed is not a party to any arrangement to which
Section 280G of the Code could under any circumstances apply;

                      (xii) Neither CoMed nor any of the Shareholders have elected to terminate CoMed's S corporation election by revocation pursuant to Code Section 1362(d); or

                      (xiii) CoMed is not now nor has it ever been (a) an includable member of an "affiliated group" within the meaning of section 1504(a) of the Code, (b) a member of any consolidated, combined or unitary Tax Return filing group, (c) a party to an agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or tax losses of any other individual or entity, (d) a personal holding company as defined in Section 542 of the Code, (e) the owner of an interest in an entity that is or is treated as a partnership, trust, regulated investment company as defined in section 851 of the Code, real estate investment trust as defined in Section 856 of the Code or foreign personal holding company as defined in Section 552(a) of the Code, (f) a United States shareholder as defined in Section 951(b) of the Code of a controlled foreign corporation as defined in Section 957 of the Code or (g) a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

                  (b) Schedule 2.16 contains (i) a schedule of the filing dates of all Tax Returns required to be filed by CoMed, (ii) a description of all past Tax Audits within the past five years involving CoMed, and (iii) a schedule of the tax attributes of CoMed (including but not limited to net operating and capital losses and investment and alternative minimum tax credits) shown on a separate company basis, together with a description of all limitations to which such tax attributes are subject (e,q., Section 382 limitations or separate return limitation year restrictions) that can be carried forward to a taxable year ending after 1995. Except as set forth in
Schedule 2.16, CoMed has retained all supporting and backup papers, receipts, spreadsheets and other information necessary for (i) the preparation of all Tax Returns that have not yet been filed and (ii) the defense of all Tax Audits involving taxable periods either ending on or during the six (6) years prior to the Closing Date or from which there are unutilized net operating loss, capital loss or investment tax credit carryovers. Promptly following the date of this Agreement, CoMed will deliver to DHT: (i) a schedule of CoMed's tax basis in its assets and the year such depreciation will be completed, and (ii) a schedule of the amortization period and annual amortization deductions for each item subject to amortization and a description of the asset or other item that is subject to amortization (e.g., loan issuance costs).

                  (c) Except as set forth in Schedule 2.16 and except for sales Taxes which result from the consummation of the Contemplated Transactions, CoMed has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to have been collected on or prior to the Closing Date and has been furnished properly completed exemption certificates for all exempt transactions. CoMed has maintained and has in its possession all records, supporting documents and exemption certificates required by applicable sales Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use Taxes for all periods up to and including the Closing Date, the failure of which to retain would not have a material adverse effect upon the condition of CoMed, financial or otherwise.

     SECTION 2.17 Employee Benefits Plans.

                  (a) Schedule 2.17 lists all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, other employee benefit plans, contracts or arrangements including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA (the "Employee Benefit Plans") which cover any current or (to the extent currently in effect) former employee, officer, director or consultant of CoMed or any portion of the Business. Schedule 2.17 separately identifies all Deferred Compensation Liabilities and all Employee Benefit Plans providing retiree benefits and a calculation of the present value of all retiree Liabilities. All Employee Benefit Plans have been established and maintained in accordance with their terms. No Employee Benefit Plan is or was collectively bargained for. The Employee Benefit Plans which are described in Section 3(3) of ERISA (the "ERISA Plans") are in material compliance with all provisions of ERISA, other applicable Laws and, if intended to be tax qualified, Sections 401(a) and 501(a) of the Code. All ERISA Plans which are intended to qualify under Section 401(a) of the Code have been submitted to and approved under Section 401(a) of the Code by the IRS and, to the best knowledge of CoMed and the Shareholders, nothing has occurred which would cause the loss of such tax qualification. No Liability under ERISA has been or is expected to be incurred by CoMed or any Affiliate of CoMed with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with CoMed under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). CoMed and its Affiliates have not incurred and do not expect to incur any Liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) and have not made and are not obligated to make any contributions to any multi-employer plan. All contributions required to be made under the terms of any Employee Benefit Plan have been timely made or have been duly provided for. No single-employer plan of CoMed or any ERISA Affiliate of CoMed has any unfunded pension liability or any "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. No Reportable Event has occurred with respect to any ERISA Plan. Neither CoMed nor any of its Affiliates has provided, or is required to provide, security to any single-employer plan of an ERISA Affiliate pursuant to Section 401 (a) of the Code. CoMed and each ERISA Affiliate have paid all premiums (together with any interest, charges or penalties for late payment thereon) required to be paid to the Pension Benefit Guaranty Corporation with respect to each ERISA plan for which such premiums are required. No ERISA Plan has engaged in any transaction described in Section 406 or 407 of ERISA or Section 4975 of the Code. Each ERISA Plan has at all times complied with the bonding requirements of Section 412 of ERISA. Each Employee Benefit Plan can be unilaterally terminated without penalty by CoMed on no more than sixty (60) days' notice. There are no pending or, to the knowledge of CoMed or the Shareholders, threatened Claims relating to any Employee Benefit Plan, other than routine Claims for benefits in the ordinary course, asserted against (i) any Employee Benefit Plan or its assets, (ii) CoMed or any ERISA Affiliate, or
(iii) any fiduciary, for which CoMed may be directly or indirectly liable, through indemnification obligations or otherwise.

                  (b) With respect to each Employee Benefit Plan, CoMed and the Shareholders have made available to DHT a current, accurate and complete copy (or, to the extent no such copy exists, an accurate and complete description) thereof (including all amendments thereto which will become effective at a later date) and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument, (ii) the most recent summary plan description, (iii) the most recent annual report form (FORM 5500 series), financial statement and actuarial report and (iv) the most recent IRS determination letter.

     SECTION 2.18 Employee Related Matters.

                  (a) Schedule 2.18 contains a true and correct list of all directors, full-time employees and consultants of CoMed, including any agreement relating thereto, and a description of the rate and nature of all compensation payable by CoMed to each such person. Schedule 2.18 also contains a description of all existing severance arrangements, accrued vacation policies or retiree benefits of any current or former director, officer, employee or consultant (to the extent not included on Schedule 2.17). Except as set forth on such Schedule, the employment or consulting arrangement of all such persons is terminable at will.

                  (b) Except as set forth in Schedule 2.18, (a) CoMed is not a party to any Contract with any labor organization or other representative of its employees; (b) there is no unfair labor practice charge or complaint pending or, to the knowledge of CoMed or the Shareholders, threatened against CoMed; (c) CoMed has not experienced any labor strike, slowdown, work stoppage or similar material labor controversy within the past three years; (d) no representation question has been raised respecting any of CoMed's employees working within the past three years, nor, to the knowledge of CoMed or the Shareholders, are there any campaigns being conducted to solicit authorization from CoMed's employees to be represented by any labor organization; (e) no Claim before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of CoMed's employees is pending or, to the knowledge of CoMed or the Shareholders, threatened against CoMed; (f) CoMed is not a party to, or otherwise bound by, any Order relating to its employees or employment practices; and (g) except with respect to ongoing disputes of a routine nature involving immaterial amounts, CoMed has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

     SECTION 2.19 Insurance. Schedule 2.19 sets forth a list of all insurance policies, fidelity and surety bonds and fiduciary liability policies ("the Insurance Policies") covering the Assets, the Business, operations, employees, officers and directors of CoMed. True and complete copies of all such Insurance Policies have been delivered to DHT. Schedule 2.19 also sets forth (a) with respect to each Insurance Policy, the applicable deductible amounts and any material limitations to coverage, (b) any letter of credit relating to any such Insurance Policy and all inspections and reports delivered to CoMed by any insurer with respect to such Insurance Policies, copies of which have been delivered to DHT and (c) a true and complete list of Claims made in respect of Insurance Policies during the three years prior to the date hereof. True and correct copies of all loss runs with respect to such period have been delivered to DHT. There is no Claim by CoMed pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or requirement by any insurer to perform work which has not been satisfied. All premiums due and payable under all Insurance Policies have been paid, and CoMed is otherwise in compliance in all material respects with the terms and conditions of all such Insurance Policies. All Insurance Policies are in full force and effect. Neither CoMed nor the Shareholders know of any threatened termination of, premium increase with respect to, or uncompleted requirements under any Insurance Policy. No premiums are or will be payable under Insurance Policies after the Closing in respect of insurance provided for periods prior to the Closing Date.

     SECTION 2.20 Compliance with Laws. CoMed is not in violation of any order, judgment, injunction, award, citation, decree, consent decree or writ applicable to CoMed (collectively, "Orders"), or any law, statute, code, ordinance, rule, regulation or other requirement (collectively, "Laws"), of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") affecting its Assets or the Business in any material respect.

     SECTION 2.21 Permits. CoMed has obtained all licenses, permits, certificates, certificates of occupancy, orders, authorizations and approvals of (collectively, "Permits"), and have made all required registrations and filings with, any Governmental Body that are material to the conduct of the Business. All Permits material to the Business are listed on Schedule 2.21 and are in full force and effect, no material violations are or have been recorded in respect of any Permit, and no proceeding is pending or, to the knowledge of CoMed or the Shareholders, threatened to revoke or limit any Permit. Except as provided on
Schedule 2.21, no Permit will terminate by reason of the Contemplated Transactions.

     SECTION 2.22 Environmental Matters.

                  (a) Except as set forth in Schedule 2.22, there has been no manufacture, refining, storage, transport, disposal or treatment of Hazardous Substances by CoMed (or, to the knowledge of CoMed or the Shareholders, any predecessor in interest), or any Release at, on or under any Real Property by CoMed or, to the knowledge of CoMed or the Shareholders, by any other person, in violation of any Environmental Law or which would require remedial action under any Environmental Law and, to the knowledge of CoMed or the Shareholders, none of the soil, ground water or surface water of such Real Property is or has been contaminated by any Release.

                 (b) CoMed has not received any written (i) notice of any violation with respect to any Environmental Law, or (ii) notice of any prior, pending or threatened Regulatory Action or other Claim involving CoMed or any present or former owner, lessee or operator of the Real Property.

                 (c) Except as set forth in Schedule 2.22, to the knowledge of CoMed or any Shareholder, (i) there are no incinerators, septic tanks, underground tanks or cesspools located, or which had been located on, at or under the Real Property, (ii) all sewage from the Real Property is discharged into a public sanitary sewer system, and (iii) there has been no Release by CoMed into the atmosphere, any adjoining or adjacent body of water, or adjoining or adjacent property. CoMed has delivered to DHT copies of all environmental reports and all other written materials in the possession of CoMed or the Shareholders regarding the environmental matters set forth in this Section 2.22.

     SECTION 2.23 Finders Fees. Except as otherwise set forth in Schedule
2.23, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Shareholder or CoMed who might be entitled to any fee or commission from CoMed upon consummation of the Contemplated Transactions.

     SECTION 2.24 Fees, Commissions and Royalties. CoMed has no relationships with any distributors, agents, employees or other representatives anywhere in the world which is entitled to fees, commissions, royalties or any other payments as a result of the sale of CoMed's securities, products, services, or pursuant to its on going business, except as disclosed on Schedule 2.24.

     SECTION 2.25 FDA Regulation. Except as provided in Schedule 2.25, the Business as presently conducted by CoMed complies with all applicable regulations promulgated by the United States Food and Drug Administration (the "FDA") when noncompliance may reasonably be expected to have a materially adverse effect on the properties, operation, business or financial condition of CoMed.

     SECTION 2.26 Software. CoMed has complete and exclusive right, title and interest in and to all tangible and intangible property rights existing in the software listed on Schedule 2.26 (the "Software"). The Software has either been acquired or developed by CoMed entirely through its own efforts for its own account and the Software is free and clear of all liens, claims, co-ownership rights of any kind or nature, encumbrances, or equities whatsoever of any third party except as set forth on Schedule 2.26. The Software does not infringe upon any patent, copyright, or trade secret of any third party, is fully eligible for protection under applicable copyright law and has not been forfeited to the public domain, and the source code and system specifications for the Software have been maintained in confidence or when disclosed been subject to a confidentiality agreement. Except as provided in Schedule 2.26, personnel, including employees, agents, consultants and contractors who have contributed to or participated in the conception and development of the Software either (i) have been party to a for-hire relationship with CoMed that has accorded CoMed full, effective and exclusive original ownership of all tangible and intangible property thereby arising with respect to the Software, or (ii) have executed appropriate instruments of assignment in favor of CoMed as assignee that have conveyed to CoMed full, effective and exclusive ownership of all tangible and intangible property thereby arising with respect to the Software. There are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any independent salesperson, distributor, sublicensor or other remarketer or sales organization, or any escrow arrangements with any person regarding the Software, except as set forth on Schedule 2.26. The Software performs substantially in accordance with all material functional specifications and documentation with respect thereto. Current documentation exists for all commercially available software products of CoMed.

     SECTION 2.27 Depositories; Powers of Attorney. Schedule 2.27 sets forth (i) the name of each bank or similar entity in which CoMed has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (ii) the name of each person holding a general or special power of attorney from CoMed and a description of the terms thereof.

     SECTION 2.28 Status of CoMed. CoMed is a qualified S Corporation as such term is defined in Code Section 1361(a) with respect to each taxable year of CoMed since January 1, 1987. Neither CoMed nor any shareholder of CoMed has taken any action or failed to take any action in any taxable year of CoMed, which would have caused the election and qualification of CoMed's S Corporation status to be revoked or terminated.

     SECTION 2.29 Shareholder Status. Each present and prior shareholder of CoMed is and was, as the case may be, an individual and a citizen of the United States.

     SECTION 2.30 Certain Other Representations. Schedule 2.30 sets forth, as of the dates stated therein, the amount of: (i) the aggregate backlog of contracted sales and installations; (ii) the annualized recurring maintenance and support revenue for existing customers; (iii) the annualized new maintenance and support revenue for installations to be completed from existing contract backlog; and (iv) total liabilities.

     SECTION 2.31 Disclosure. Neither this Agreement, nor the Schedules hereto, or any audited or unaudited financial statements, documents or certificates furnished or to be furnished to DHT or Newco by or on behalf of CoMed or any Shareholder pursuant to this Agreement, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. Notwithstanding any right of DHT or Newco to fully investigate the affairs of CoMed nor any knowledge of facts determined or determinable by DHT or Newco pursuant to such investigation, DHT and Newco have the right to rely fully upon the representations, warranties, covenants and agreements of CoMed and the Shareholders contained herein or listed or disclosed on any Schedule hereto or in any instrument delivered in connection herewith or any of the foregoing. If an exception is disclosed under a Schedule hereto referencing one section, it shall be deemed disclosed under the Schedule for any and all other sections if the disclosure contained therein cross references such other Schedules or sections or makes clear on its face the nature and extent of any inconsistency with the representations and warranties in such other sections or Schedules.

     SECTION 2.32 Board and Shareholder Approval. The Board of Directors of CoMed has (i) determined that the Merger is in the best interests of the Shareholders, (ii) approved the Merger, and (iii) resolved to recommend adoption of this Agreement and authorization of the Merger to the Shareholders. No anti-takeover provisions under the Laws of Massachusetts are applicable to the Contemplated Transactions. The Shareholders shall have irrevocably waived any and all notice requirements under applicable law relating to the delivery of an agreement of merger prior to a stockholders' meeting for the purpose of voting in favor of the Merger.



                                    ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF DHT AND NEWCO

     DHT and Newco, jointly and severally, represent and warrant to the Shareholders that:

     SECTION 3.1 Authority Relative to This Agreement. Each of DHT and Newco has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions to which DHT or Newco is a party have been duly and validly authorized and approved by the board of directors thereof and no other corporate proceedings on the part of DHT or Newco are necessary to authorize the execution and delivery by such party of this Agreement or the consummation of the Contemplated Transactions to which it is a party. This Agreement has been duly and validly executed and delivered by each of DHT and Newco and (assuming the valid execution and delivery of this Agreement by the other parties hereto) constitutes the legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms.

     SECTION 3.2 No Conflicts; Consents. The execution, delivery and performance by each of DHT and Newco of this Agreement and each other Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which it is a party will not (i) violate any provision of the Articles of Incorporation or by-laws of DHT or Newco; (ii) require DHT or Newco to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth in Schedule 3.2 (the "DHT Required Consents"); (iii) if DHT Required Consents are obtained prior to the Closing, violate, conflict with or result in the breach or default under (after the giving of notice or the passage of time) or permit the termination of, any material Contract to which DHT or Newco is a party or by which either thereof or their respective Assets may be bound or subject; or (iv) if DHT Required Consents are obtained prior to the Closing, violate any Law or Order of any Governmental Body against, or binding upon, DHT or Newco or upon its respective assets or business.

     SECTION 3.3 Corporate Existence and Power. Each of DHT and Newco is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Newco is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, its Assets, financial condition or the results of operations of DHT and Newco taken as a whole.

     SECTION 3.4 Finders Fees. Except as set forth on Schedule 3.4, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of DHT or Newco who might be entitled to any fee or commission from DHT or Newco upon consummation of the Contemplated Transactions.

     SECTION 3.5 Governmental Proceedings. There are no outstanding, or to the knowledge of DHT or Newco threatened, Orders, Claims, demands, suits or proceedings of any Governmental Body against or involving DHT or Newco which could reasonably be expected to prohibit or materially interfere with CoMed's obtaining any Required Consents or which would conflict with or result in a breach or default under or permit the termination of any Contract of a type required to be listed on Schedule 2.13 with any Governmental Body.


                                    ARTICLE 4

                            COVENANTS AND AGREEMENTS


     SECTION 4.1 Corporate Examinations and Investigations. Prior to the Closing Date, CoMed agrees that DHT shall be entitled, through its directors, officers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants and other agents (collectively, "Representatives") to make such investigation of the Assets, the Business and operations of CoMed, and such examination of the books, records and financial condition of CoMed, as DHT reasonably deems necessary in order to fully complete its investigations and examinations prior to Closing, and CoMed and the Shareholders shall cooperate fully therein. In that connection, CoMed and the Shareholders shall make available to the Representatives of DHT during such period all such information and copies of such documents and records concerning the affairs of CoMed as such Representatives may reasonably request (subject to existing obligations of confidentiality which CoMed shall diligently seek to have waived; provided, that all such information, documents and records shall have been made available within a reasonable time prior to Closing), shall permit the Representatives of DHT access to the Assets of CoMed and all parts thereof and to their respective employees, customers, suppliers, Contractors and others, and shall cause CoMed's representatives and agents to cooperate fully in connection with such review and examination. No investigation by DHT shall diminish or obviate any of the representations, warranties, covenants or agreements of a Shareholder or CoMed contained in this Agreement.

     SECTION 4.2 Filings and Authorizations; Taxes. CoMed and the Shareholders, on the one hand, and DHT and Newco, on the other, shall file or supply, or cause to be filed or supplied, all notifications, reports and other information required to be filed or supplied by Law to effectuate the consummation of the Contemplated Transactions. CoMed and the Shareholders, on the one hand, and DHT and Newco, on the other, shall cooperate with each other in connection with such filings and furnish each other with copies of such filings and any correspondence received from any Governmental Body in connection therewith. The Shareholders will pay when due all Taxes imposed upon them or CoMed by Law arising out of the Contemplated Transactions. DHT will pay when due all Taxes imposed upon it or Newco by Law arising out of the Contemplated Transactions. CoMed and the Shareholders, on the one hand, and DHT and Newco, on the other, as promptly as practicable, shall make, or cause to be made, all filings and submissions under such Laws as are applicable to them or to their respective Affiliates, as may be required for them to consummate the Contemplated Transactions in accordance with the terms of this Agreement and shall furnish copies thereof to each other party prior to such filing and shall not make any such filing or submission to which DHT or the Requisite Shareholders, as the case may be, reasonably objects in writing. All such filings shall comply in form and content in all material respects with applicable Law. If DHT or Newco realizes a reduction in its Taxes (the "Tax Reduction") for a taxable period ending after the Closing Date because it claims a deduction, credit, reduction of income or other Tax allowance solely as a result of an adjustment to CoMed's or Shareholders' taxable income in any period through the Closing Date where such an adjustment resulted in payment by Shareholders to DHT or Newco under Section 6.2(a), DHT and/or Newco shall pay to the Shareholders an amount equal to the lesser of: (i) the amount paid by Shareholders to DHT or Newco pursuant to
Section 6, or (ii) the Tax Reduction. Any payment by DHT or Newco to Shareholders hereunder shall be made within 30 days of the filing of the tax return to which the Tax Reduction relates or, in the case of a Tax Reduction realized by way of refund by a Taxing Authority, within 30 days of Newco's or DHT's receipt of the refund.

     Any refunds or credits of Taxes of CoMed incurred during any taxable period ending on or before the Closing Date that are not reflected on the schedules shall be for the account of Shareholders and shall be paid by DHT or Newco to Shareholders within 10 days after DHT or Newco receives such refund. Any refunds or credits of Taxes of CoMed for any taxable period beginning after the Closing Date or any carryback of any refund or credit incurred in any taxable period beginning after the Closing Date shall be for the account of DHT or Newco and shall be paid by Shareholders to DHT or Newco within ten days after Shareholders receive any such refund.

     DHT and Newco shall provide Shareholders with copies of any Returns covering Taxes described in this Section at least 20 days prior to the due date hereof (giving effect to any extensions thereto), accompanied by a statement calculating any Shareholder's indemnification obligation pursuant to Section 6.2(a). The Shareholders shall have the right to engage a tax advisor of their choice to review such Returns. Iin the event such returns report net taxable income, the reasonable cost of such review shall be reimbursed by DHT. Shareholders shall pay to DHT or Newco the amount of Shareholder's indemnification obligation at least 2 business days prior to the due date thereof (giving effect to any extensions thereof availed of by DHT or Newco) unless the parties are unable to agree on the amount of Shareholders' indemnification obligation thereunder in which case such dispute shall be resolved by independent accountants acceptable to both parties whose fees and expenses shall be paid by DHT and Shareholders in proportion to each party's respective liability for Taxes as determined by such accountants, and Shareholders shall pay the amount determined by such accountants within 5 days of such determination.

     SECTION 4.3 Efforts to Consummate. Subject to the terms and conditions herein, each party hereto, without payment or further consideration, shall use its good faith efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Laws, Permits and Orders to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions, including, but not limited to, the obtaining of all Required Consents, DHT Required Consents and Permits or consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions and each party hereto shall cooperate with the other in all of the foregoing.

     SECTION 4.4 Negotiations With Others. From and after November 21, 1996, neither CoMed or the Shareholders have will directly or indirectly (i) solicited, engaged in discussions or engaged in negotiations with any person (other than DHT or any of its Affiliates) with respect to an Acquisition Proposal; (ii) provided information to any person (other than DHT or any of its Representatives) in connection with an Acquisition Proposal; or (iii) entered into any transaction with any person (other than DHT or any of its Affiliates) with respect to an Acquisition Proposal.

     SECTION 4.5 Notices of Certain Events. Prior to the Closing Date, each of CoMed and the Shareholders, on the one hand, and DHT and Newco, on the other, shall promptly notify the other of:

                  (a) any notice or other communication received from an person alleging that the consent of such person is or may be required in connection with the Contemplated Transactions;

                  (b) any notice or other communication received from any Governmental Body in connection with the Contemplated Transactions;

                  (c) any event, condition or circumstance occurring that would constitute a violation or breach of any representation or warranty, whether made as of the Closing Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement; and

                  (d) any event, condition or circumstance occurring prior to the Closing Date that could reasonably be expected to have a material adverse effect on the Condition of the Business.

     SECTION 4.6 Public Announcements. Prior to the Closing Date, CoMed and the Shareholders, on the one hand, and DHT and Newco, on the other, will consult with each other before issuing any press release or otherwise making any public statement with respect to the Contemplated Transactions, and will not issue any such press release or make any such public statement without the prior approval of DHT or the Requisite Shareholders, as the case may be, except as may be required by applicable Law in which event the other party shall have the right to review and comment upon any such press release or public statement prior to its issuance.

     SECTION 4.7  Confidentiality.

                  (a) Each of DHT and Newco shall hold in strict confidence, and shall use its best efforts to cause all its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of law, all information concerning the Shareholders and CoMed which it has obtained from CoMed, the Shareholders or their representatives prior to, on or after the date hereof in connection with the Contemplated Transactions, and neither DHT nor Newco shall use or disclose to others, or permit the use of or disclosure of, any such information so obtained, and will not release or disclose such information to any other person, except to its Representatives who need to know such information in connection with this Agreement and who shall be advised of the provisions of this Section 4.8. The foregoing provision shall not apply to any such information to the extent (i) known by DHT or Newco prior to the date such information was provided to such party in connection with the Contemplated Transactions, (ii) made known to DHT or Newco from a third party not in breach of any confidentiality requirement, or
(iii) made public through no fault of DHT or Newco or any of its Representatives.

                  (b) If the Contemplated Transactions are not consummated and if requested by CoMed, DHT and Newco shall return at their expense to CoMed all tangible evidence of such information regarding the Shareholders and CoMed.

     SECTION 4.8 Expenses. Except as otherwise specifically provided in this Agreement, DHT and Shareholders shall bear their respective expenses, DHT will bear the expenses of Newco, and CoMed will bear the expenses of CoMed prior to the Closing, in each case, incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transaction, including, without limitation, all fees and expenses of their respective Representatives.

     SECTION 4.9 Tax Matters. For any taxable period of CoMed that ends before the Closing Date, CoMed shall timely (i) prepare and file with the appropriate Tax Authorities all Tax Returns required to be filed with respect to such taxable periods and (ii) pay or accrue (no later than the day prior to the Closing Date) to the appropriate Tax Authorities all Taxes shown on such Tax Returns. CoMed shall timely prepare and file with the appropriate Tax Authorities all Tax Returns other than income Tax Returns that are required to be filed with respect to periods on or before the Closing Date and pay (no later than the day prior to the Closing Date) to the appropriate Tax Authorities all Taxes shown on such Tax Returns. Drafts of all prepared Tax Returns will be provided by CoMed to the Shareholders no less than 20 days prior to the respective filing date (inclusive of extensions) and the Shareholders shall have the election of engaging their own tax advisor to review the Tax Returns before filing. The reasonable cost of such tax advisor, in the event the Tax Return reflects taxable income, shall be the responsibility of DHT.

     SECTION 4.10 Special Meeting. As soon as practicable (but in no event later than ten days following the execution and delivery hereof) following execution and delivery of the Agreement, CoMed and the Shareholders shall cause to be convened a duly called and held special meeting or will take action by unanimous written consent (the "Meeting") of the Shareholders to vote to approve the Merger and to take any other actions required by the Shareholders under the laws of Massachusetts, other applicable Law or the Articles of Incorporation or Bylaws of CoMed, to approve the Contemplated Transactions. At such meeting, each Shareholder will vote his or her Shares in favor of the Merger and the other Contemplated Transactions.

     SECTION 4.11 Merger Claims. If, prior to the Closing, any Merger Claim is commenced, the Shareholders will bear all of the expenses (including reasonable counsel fees and expenses) incurred in defending or investigating such Claim and CoMed and the Shareholders will each use its or his/her diligent efforts to cause such Claim to be dismissed (without the incurrence of Liability by CoMed thereby) prior to the Closing. CoMed and the Shareholders will give DHT (i) immediate notice of the commencement of any Merger Claim and (ii) subject to the provisions of Article 6, the opportunity to participate in all negotiations and proceedings in connection therewith.

     SECTION 4.12 Certain Renewals. With respect to each Permit required to be listed on Schedule 2.21 which may expire prior to the Closing Date, CoMed shall
(i) timely file with the appropriate Governmental Bodies applications for renewal of each such Permit (the "Applications"), (ii) deliver to DHT true and complete copies of such Applications, (iii) diligently prosecute such Applications to conclusion, and (iv) cooperate fully with all Governmental Bodies in the processing of such Applications.


     SECTION 4.13 CoMed Employee Benefits Matters. Following the Effective Time, DHT covenants and agrees, notwithstanding any contrary provisions herein or in DHT's standard Employee Policies Manual, that for employees of CoMed whom become employees of DHT or Newco, the following shall apply:

                  (i) in the event of employment termination by DHT or Newco prior to December 17, 1997, such employees with receive the severance benefits based on the formula as agreed upon and set forth on Schedule 4.13A, and.

                  (ii) with respect to the employee contribution portion of health insurance premiums, DHT and Newco shall provide that such employee contribution shall, for the one year period ending December 17, 1997, not be greater than the employee health insurance premium level in effect by CoMed as of the date hereof.; and

                  (iii) with respect to vacation benefits, CoMed employees shall receive in 1997 the same vacation benefits as they would have earned under the ComMed vacation policy in existence prior to Closing except that the total vacation benefit for any one employee shall not exceed five (5) weeks, and further that no more than two (2) weeks of unused vacation benefits may be eligible for carryover into 1998.



                                    ARTICLE 5

                              CONDITIONS TO CLOSING

     SECTION 5.1 Conditions to the Obligations of the Parties. The obligations of CoMed and the Shareholders, on the one hand, and DHT and Newco, on the other, to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions, which, in the case of Section 5.1(b), may be waived by DHT and the Requisite Shareholders:

          (a) No Injunction. No provision of any applicable Law and no Order shall prohibit the consummation of the Contemplated Transactions.

          (b) No Proceeding or Litigation. No Claim (other than Claims for appraisal rights of Dissenting Shareholders) instituted by any person, shall have been commenced or pending against a Shareholder, CoMed, DHT or Newco or any of their respective Affiliates, officers or directors which Claim seeks to restrain, prevent, change or delay in any material respect the Contemplated Transactions or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions.

     SECTION 5.2 Conditions to the Obligations of the Shareholders and CoMed. All obligations of the Shareholders and CoMed hereunder are subject, at the option of the Requisite Shareholders, to the fulfillment prior to or at the Closing of each of the following further conditions:

          (a) Performance. Each of DHT and Newco shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (b) Representations and Warranties. The representations and warranties each of DHT and Newco contained in this Agreement and in any certificate or other writing delivered by each of DHT and Newco pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time.

          (c) Merger. The Florida Articles of Merger shall have been duly executed by the Surviving Corporation and DHT shall have tendered to the Shareholders that portion of the Merger Consideration constituting DHT common stock and Series CM Preferred Stock and shall have delivered to the Escrow Agent that portion of the Merger Consideration constituting cash in accordance with the terms of this Agreement.

          (d) DHT Required Consents. All material DHT Required Consents shall have been obtained.

          (e) Documentation. There shall have been delivered to CoMed and the Shareholders the following:

                  (i) A certificate, dated the Closing Date, of the President or any Vice President of each of DHT and Newco confirming the matters set forth in Section 5.2(a) and (b) hereof.

                  (ii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of DHT and Newco certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of its Articles of Incorporation and all amendments if any thereto as of the date thereof; (B) is a true and correct copy of its By-laws as of the date hereof,
(C) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement, and each other document to be delivered by such party pursuant hereto; and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

                  (iii) Evidence of the good standing and corporate existence of DHT and Newco reasonably requested by CoMed or the Requisite Shareholders.

                  (iv) A signed opinion of DHT's counsel, dated the Closing Date and addressed to the Shareholders, substantially in the form of opinion annexed as Exhibit 5.2A hereto.

                  (v)   Copies of all DHT Required Consents.

          (f) Registration Rights Agreement. DHT shall have executed and delivered to the Shareholders a Registration Rights Agreement in the form attached hereto as Exhibit 5.2B.

          (g) Employment Agreements. Newco shall have executed and delivered, and DHT shall have guaranteed, Employment Agreements with Charles M. Cooper, Saul M. Bloom, Jerome B. Lerman, Martin B. Levin and Marianne Boswell and an Assumption Agreement with Kay McDonald upon such terms mutually agreed upon at Closing between Newco and each of them respectively.

          (h) Stock Option Agreements. DHT shall have executed and delivered Stock Option Agreements in the form attached hereto as Exhibit 5.2C with Charles M. Cooper, Saul M. Bloom, Jerome B. Lerman, Martin B. Levin and Marianne Boswell.

          (i) Changes in Market. The average of the closing bid and ask prices of DHT common stock for the five (5) trading day period immediately preceding the date of Closing shall not be less than $4.00 per share.

         SECTION 5.3 Conditions to the Obligations of DHT and Newco. All obligations of DHT and Newco hereunder are subject, at the option of DHT, to the fulfillment prior to or at the Closing of each of the following further conditions:

          (a) Performance. Each of CoMed and the Shareholders shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it, him or her at or prior to the Closing Date.

          (b) Representations and Warranties. The representations and warranties of CoMed and the Shareholders contained in this Agreement and in any certificate or other writing delivered by CoMed and the Shareholders pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time.

          (c) Required Consents. All Required Consents shall have been obtained, or shall be attainable as of right or subject to a condition not to be unreasonably withheld after Closing.

          (d) CoMed 401(k) Plan. CoMed's existing 401(k) plan shall have been frozen prior to the Closing Date.

          (e) CoMed Employment Agreements. Except as set forth on Schedule 5.3(e), all existing employment agreements, together with any and all amendments thereto, between CoMed and any of its employees (including, without limitation, all phantom stock, bonus, incentive, severance or other compensation agreements) shall be terminated prior to Closing.

          (f) Shareholder Approval of Merger. This Agreement and the Merger shall have been approved and adopted by no less than 100% of the Shareholders entitled to vote thereon at the Meeting and the Florida Articles of Merger and the Massachusetts Articles of Merger shall have been duly filed.

          (g) S Corporation Status is in Force. CoMed is a qualified S corporation as such term is defined in Code Section 1361(a) during each taxable year of CoMed, and shall have continuously been a qualified S corporation since January 1, 1987.

          (h) Schedules. All schedules not delivered to DHT and Newco upon execution hereof, and all updates to schedules delivered upon execution hereof, shall have been delivered prior to Closing and accepted and agreed to by DHT and Newco at their sole discretion.

          (i) Documentation. There shall have been delivered to DHT and Newco the following:

                  (i) A certificate dated the Closing Date of CoMed and each Shareholder confirming the matters relating to it set forth in Sections 5.3(a) and (b).

                  (ii) A certificate, dated the Closing Date, of the President and Clerk or Assistant Clerk of CoMed certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of its Articles of Incorporation and all amendments if any thereto as of the date thereof; (B) is a true and correct copy of its By-laws as of the date hereof,
(C) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement, and each other document to be delivered by such party pursuant hereto; and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

                  (iii) Evidence of the good standing and corporate existence of CoMed reasonably requested by DHT.

                  (iv) The resignations, dated on or before the Closing Date, of each director and officer of CoMed.

                  (v) A signed opinion of CoMed's and the Shareholders' counsel, dated the Closing Date, addressed to DHT and Newco, substantially in the form of the opinion annexed as Exhibit 5.3A hereto.

                  (vi)   Copies of all Required Consents and Permits.

                  (vii) An executed general release by each Shareholder in favor of CoMed substantially in the form of Exhibit 5.3B hereto.

                  (viii) An executed estoppel certificate and consent to assignment of Lease from the landlord under the Lease substantially in the form of Exhibit 5.3C hereto.

                  (ix)   An executed copy of the Escrow Agreement.

                  (x) Executed employment agreements with Charles M. Cooper, Saul M. Bloom, Jerome B. Lerman, Martin B. Levin and Marianne Boswell and an Assumption Agreement with Kay McDonald upon such terms mutually agreed at Closing between Newco and each of them respectively.

                  (xi) Possession and control of the Assets of CoMed (including all corporate books, seals, bank accounts, records and documents).


                                    ARTICLE 6

                                 INDEMNIFICATION

     SECTION 6.1 Survival of Representations and Warranties.

          (a) Notwithstanding any right of DHT or Newco fully to investigate the affairs of CoMed and notwithstanding any knowledge of facts determined or determinable by DHT or Newco pursuant to such investigation or right of investigation, DHT and Newco have the right to rely fully upon the representations, warranties, covenants and agreements of CoMed and the Shareholders contained in this Agreement, or listed or disclosed on any Schedule hereto, as the same may be modified by any certificate delivered by Shareholders, CoMed or any of them on or before Closing and approved by DHT or Newco, or in any instrument delivered in connection with or pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder. Notwithstanding the foregoing, all representations and warranties of CoMed and the Shareholders contained in this Agreement, on any Schedule hereto or in any instrument delivered in connection with or pursuant to this Agreement, the indemnification obligations of the Shareholders in respect of the matters specified in clause (i) and (ii) of Sections 6.2(a) shall terminate and expire 12 months after the Closing Date; provided, however, that the liability of the Shareholders shall not terminate as to any specific claim or claims of the type referred to in Section 6.2 hereof, whether or not fixed as to liability or liquidated as to amount, with respect to which such Shareholders have been given specific notice on or prior to the date on which such liabilities would otherwise terminate pursuant to the terms of this Section 6.1. Notwithstanding the foregoing, the Shareholders acknowledge that their obligation to indemnify DHT and the Surviving Corporation with respect to any Excluded Tax Liabilities, Environmental Liabilities and Merger Claims shall survive the Closing until the expiration of any applicable statute of limitations with respect thereto, and such obligation shall not be affected by the expiration of any representation and warranty of CoMed or the Shareholders under this Section 6.1(a).

          (b) All representations, warranties, covenants and agreements of DHT and Newco shall terminate and expire 12 months after the Closing Date, provided, however, that the liability of DHT or Newco shall not terminate as to any specific claim or claims of the type referred to in Section 6.3 hereof, whether or not fixed as to liability or liquidated as to amount, with respect to which DHT or Newco has been given specific notice on or prior to the date on which such Liability would otherwise terminate pursuant to the terms of this Section 6.1(b).

     SECTION 6.2 Obligation of the Shareholders to Indemnify.

          (a) Subject to the provisions of Section 6.5, each Shareholder, severally (it being understood that no Shareholder shall be liable under the provisions of this Section 6.2 as to any representation, warranty and covenant made by any other Shareholder concerning such other Shareholder or the Shares owned by it), agrees to indemnify, defend and hold harmless DHT and the Surviving Corporation (and their respective directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorneys' fees and disbursements and expenses incurred in enforcing this indemnification) (collectively, the "Losses") suffered or incurred by DHT or the Surviving Corporation or any of the foregoing persons arising out of (i) any breach of the representations and warranties of CoMed or the Shareholders contained in this Agreement or in the Schedules or any Transaction Document,
(ii) any breach of the covenants and agreements of CoMed or the Shareholders contained in this Agreement or in the Schedules or any Transaction Document,
(iii) any Environmental Liabilities, (iv) any Merger Claims and (v) any Excluded Tax Liabilities.

          (b) The Shareholders agree that in the event of any Losses of DHT or the Surviving Corporation as to which it is entitled to indemnification under this Section 6.2, DHT or the Surviving Corporation may assert its rights under the Escrow Agreement with respect to the Indemnification Funds, to the full extent of the amount of such Losses in excess of $150,000 (provided, that, indemnification for Loss attributable to a particular Shareholder shall be borne in full by such Shareholder without deduction).

     SECTION 6.3 Obligation of DHT and Newco to Indemnify. DHT and Newco, jointly and severally, agree to indemnify, defend and hold harmless each Shareholder (and any director, officer, employee, Affiliate or successors and assigns of any thereof) from and against any Losses suffered or incurred by such Shareholder or any of the foregoing persons arising out of any breach of the representations and warranties of DHT and Newco or of the covenants and agreements of DHT and Newco contained in this Agreement or in the Schedules or any Transaction Documents.

     SECTION 6.4 Notice and Opportunity to Defend Third Party Claims.

          (a) Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim, circumstance or Tax Audit which would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give prompt notice thereof (the "Claims Notice") to the party or parties obligated to provide indemnification pursuant to Section
6.2 or 6.3 (collectively, the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. The rights of the Indemnifying Party to defend Asserted Liabilities under Section 6.4(b) in the case of Asserted Liabilities against CoMed or the Shareholders shall be exercised by the Requisite Shareholders.

          (b) The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless (i) the Asserted Liability seeks an injunction or other equitable or declaratory relief against the Indemnitee or (ii) the Indemnitee shall have reasonably concluded that there is a conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense. If the Indemnifying Party elects to defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 6.4(b), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other, provided that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election under this Section 6.4(b) or as to which the Indemnifying Party is contesting its indemnification obligations hereunder and provided further, that if any Indemnitee shall fail to consent to the monetary terms of any proposed settlement or compromise of any Asserted Liability, the Indemnifying Party shall not thereafter be obligated to pay the Indemnitee in respect of such Asserted Liability under this Article 6 in excess of the amount it would have been required to pay to the Indemnitee in connection with such proposed settlement or compromise. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of any Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any Losses of any Indemnitee for which indemnification is available hereunder shall be paid within thirty (30) days following written demand therefor.

     SECTION 6.5 Limits on Indemnification. Notwithstanding anything contained in this Article 6 to the contrary, the Shareholders shall not have any obligation to indemnify DHT or the Surviving Corporation pursuant to Section 6.2(a) hereof with respect to any Losses specified therein unless and until DHT and the Surviving Corporation shall have incurred Losses in an aggregate amount in excess of $150,000 (provided, that, indemnification for Loss attributable to a particular Shareholder shall be borne in full by such Shareholder without being subject to any deduction), in which event DHT and the Surviving Corporation shall be entitled to be indemnified for all of their Losses in excess of such $150,000. Indemnification for Losses (to the extent not attributable to a particular Shareholder) shall be borne by the Shareholders severally in proportion to their respective ownership of Shares. The liability of any Shareholder for indemnification arising out of all Losses shall not exceed the Merger Consideration delivered to such Shareholder pursuant to
Article 1.

     SECTION 6.6 Adjustment. It is the intent of the parties that any amounts paid under Sections 6.2 or 6.3 shall represent an adjustment of the Merger Consideration and the parties will report such payments consistent with such intent. Nevertheless, if any payment pursuant to Section 6.2 or 6.3 hereof would be treated by any Tax Authority as other than a Merger Consideration adjustment and would, on that basis, be includable in the gross income of the Indemnitee that is reported to such Tax Authority, then such payment shall be increased by the amount necessary so that the Indemnitee is fully and completely indemnified on an after-tax basis. For purposes of this Agreement, the term "Losses" shall be calculated after taking into account the receipt of any and all insurance proceeds.

                                    ARTICLE 7

                                   TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

          (a) By mutual written consent of the Requisite Shareholders and DHT;

          (b) By the Requisite Shareholders if (i) there has been a material misrepresentation or breach of warranty on the part of DHT or Newco in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within thirty
(30) days after written notice thereof from the Requisite Shareholders, (ii) DHT or Newco has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within thirty (30) days after written notice thereof from the Requisite Shareholders, or (iii) any condition to CoMed's or the Shareholders' obligations hereunder becomes incapable of fulfillment through no fault of CoMed or any Shareholder and is not waived by the Requisite Shareholders.

          (c) By DHT, if (i) there has been a material misrepresentation or breach of warranty on the part of CoMed or any Shareholder in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within thirty
(30) days after written notice thereof from DHT, (ii) CoMed or any Shareholder has committed a material breach of any covenant imposed upon it or him/her hereunder and fails to cure such breach within thirty (30) days after written notice thereof from DHT, or (iii) any condition to DHT's or Newco's obligations hereunder becomes incapable of fulfillment through no fault of DHT or Newco and is not waived by DHT or Newco.

          (d) By the Requisite Shareholders or by DHT, if there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, or if any Order enjoining CoMed or Newco from consummating the Contemplated Transactions is entered and such Order shall have become final and nonappealable; and

          (e) By either the Requisite Shareholders or DHT if the Closing shall not have occurred on or prior to December 31, 1996, provided if so terminated by the Requisite Shareholders, the conditions specified in Section 7.1(b), above shall have been satisfied on the date of termination, or, if terminated by DHT, the conditions specified in Section 7.1(c) shall have been satisfied on the date of termination.

     SECTION 7.2 Effect of Termination; Right to Proceed. In the event that this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the parties under the Agreement shall terminate without further liability of any party hereunder except (i) to the extent that a party has made a material misrepresentation hereunder or committed a breach of the material covenants and agreements imposed upon it hereunder, (ii) to the extent that any condition to a party's obligations hereunder became incapable of fulfillment because of the breach by a party of its obligations hereunder, (iii) that the agreements contained in Sections 4.7, 4.8 and 4.9 shall survive the termination hereof. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions.

                                    ARTICLE 8

                                  MISCELLANEOUS

     SECTION 8.1 Notices.

          (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid) as follows:

                  (i)  If to DHT or Newco, one copy to:

                             Dynamic Healthcare Technologies, Inc.
                             101 Southhall Lane, Suite 210
                             Maitland, FL 32751
                             Attention:  Mitchel J. Laskey, President and CEO

                        with a copy to:

                             Cohen, Berke, Bernstein,
                               Brodie & Kondell, P.A.
                             2601 South Bayshore Drive, 19th Floor
                             Miami, FL 33133
                             Attention:  Richard N. Bernstein, Esq.

                  (ii)  If to CoMed, one copy to:

                             Collaborative Medical Systems, Inc.
                             2 University Office Park
                             51 Sawyer Road
                             Waltham, MA 02154-9387
                             Attention:  Charles M. Cooper, President and CEO

                        with a copy to:

                             Kotin, Crabtree & Strong, LLP
                             One Bowdoin Square
                             Boston, MA 02114
                             Attention:  Rene D. Varrin, Esq.

                  (iii) If to the Shareholders, one copy to the addresses listed on Schedule 2.1

          (b) Each such notice or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in Section 8.1(a) (with confirmation of transmission; provided, however, that if such confirmation is received later than 5 p.m., notice shall be effective on the next following business day) or (ii) if given by any other means, when delivered at the address specified in Section 8.1(a). Any party by notice given in accordance with this Section 8.1 to the other party may designate another address (or telecopier number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

     SECTION 8.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement between the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

     SECTION 8.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by the Requisite Shareholders and DHT. The provisions hereof may be waived in writing by the Requisite Shareholders and DHT. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any Waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     SECTION 8.4 Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws rules thereof. Venue with respect to any disputes arising in connection herewith shall be Middlesex County, Massachusetts. Each of the parties consents to the jurisdiction of the courts of the Commonwealth of Massachusetts (and of the appropriate appellate courts) in any such action or proceeding.

     SECTION 8.5 Binding Effect; No Assignment. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of Law) by a party without the express written consent of DHT (in the case of assignment by CoMed or any Shareholder) or the Requisite Shareholders (in the case of assignment by DHT or Newco) and any purported assignment, unless so consented to, shall be void and without effect. Nothing herein express or implied is intended or shall be construed to confer upon or to give anyone other than the parties hereto and their respective heirs, legal representatives and successors any rights or benefits under or by reason of this Agreement and no other party shall have any right to enforce any of the provisions of this Agreement.

     SECTION 8.6 Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

     SECTION 8.7 Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

     SECTION 8.8 Counterparts. The Agreement may be executed in any number of counterparts, each of which shah be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     SECTION 8.9 Third Parties. Except as specifically set forth or referred to herein, nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or the Contemplated Transactions.


                                    ARTICLE 9

                                   DEFINITIONS

     SECTION 9.1 Definitions. The following terms, as used herein, have the following meanings:

          "Acquisition Proposal" shall mean any proposal for the acquisition of, or merger or other business combination involving CoMed or the sale of the Shares or the sale of any equity interest in, or the Business or any Assets of, CoMed (except in the ordinary course), other than the transactions contemplated by this Agreement.

          "Affiliate" of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.

          "Agreement" or "this Agreement" shall mean, and the words "herein", "hereof" and "hereunder" and words of similar import shall refer to, this agreement as it from time to time may be amended.

          "Articles of Incorporation" shall mean, in the case of any corporation, the certificate of incorporation, articles of incorporation or charter of a corporation, howsoever denominated under the laws of the jurisdiction of its incorporation.

          "Assets" shall mean properties, rights, interests and assets of every kind, real, personal or mixed, tangible and intangible, used or usable in the Business.

          The term "audit" or "audited" when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

          "Business" shall mean the ownership and operation of the Assets comprising the business operations of CoMed.

          "CoMed Debt" shall mean (i) money borrowed by CoMed from any person;
(ii) any indebtedness of CoMed arising under leases required to be capitalized under GAAP or evidenced by a note, bond, debenture or similar instrument; (iii) any indebtedness of CoMed arising under purchase money obligations or representing the deferred purchase price of property and services (other than current trade payables incurred in the ordinary course of the Business) and (iv) any Liability of CoMed under any guaranty, letter of credit, performance credit or other agreement having the effect of assuring a creditor against loss.

          "Contract" shall mean any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          The term "control", with respect to any person, shall mean the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

          "Deferred Compensation Liabilities" shall mean all payments required to be made by CoMed under any Employee Benefit Plan.

          "Environmental Laws" shall mean any federal, state or local statute, ordinance or promulgated rule or regulation, any judicial or administrative order or judgment applicable to CoMed (whether or not by consent), any duties imposed by common law and any provision or condition of any permit, license or other operating authorization, in each case as in effect as of the date of this Agreement and relating to (a) the protection of (i) the environment or (ii) the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Hazardous Substance, or (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, of any Hazardous Substance.

          "Environmental Liabilities" shall mean any and all Liabilities of the Shareholders, CoMed (or the Surviving Corporation) arising out of (i) Claims by third parties made under Environmental Laws or (ii) remedial action required by Environmental Laws. in each case, to the extent arising out of events, transactions, facts or circumstances occurring or existing on or prior to the Closing Date.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Tax Liabilities" shall mean any and all Liabilities for Taxes (other than Tax Liabilities arising out of the Contemplated Transactions that are payable by DHT or the Surviving Corporation hereunder) that are payable by the Shareholders or CoMed pursuant to the terms of this Agreement or pursuant to Law or that are payable by the Shareholders, CoMed (or the Surviving Corporation) arising out of events, transactions, facts or circumstances occurring or existing on or prior to the Closing Date.

          "GAAP" shall mean generally accepted accounting principles in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

          "Hazardous Substances" shall mean any pollutants, contaminants, hazardous or toxic substance. material, or waste which is or becomes regulated by any local or state governmental authority, or the United States government. The term "Hazardous Substances" includes, without limitation, any material or substance which is (i) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. Section 1321, (ii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C Section 6901 et seq. (42 U.S.C. Section
6903), (iii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., (iv) petroleum products and wastes, or (v) asbestos or asbestos-containing material.

          "Inventory" shall mean, as of any date, collectively, all inventories of products owned by CoMed and held for sale, distribution or license, together with packaging and samples thereof, owned by CoMed as of such date.

          "IRS" shall mean the Internal Revenue Service.

          The term "knowledge" with respect to (a) any individual shall mean actual knowledge and (b) any corporation shall mean the actual knowledge of the directors and the executive officers of such corporation; and "knows" has a correlative meaning.

          "Liability" shall mean any direct or indirect indebtedness, liability, assessment, claim. loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate. liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

          "Lien" shall mean, with respect to any Asset, any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect, or encumbrance of any kind in respect of or affecting such Asset, except for (i) liens for current taxes not yet due or payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, and (iii) liens in respect of pledges or deposits under workers' compensation laws, all of which liens aggregate less than $15,000.

          "Merger Claims" shall mean any Claim made by any Shareholder, any Representative of any Shareholder or CoMed, whether arising prior to or after the Closing, that challenges the validity, legality or fairness of the Contemplated Transactions or any actions of CoMed or the Shareholders taken in connection therewith, or the adequacy or fairness of the Merger Consideration, including any Claims for appraisal rights commenced by any Dissenting Shareholder.

          "Noncurrent Liabilities" shall mean all Liabilities (other than deferred Tax Liabilities) of the Surviving Corporation and its Subsidiaries on a consolidated basis that, in accordance with GAAP, are or should be classified as noncurrent liabilities.

          The term "person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

          "Receivables" shall mean as of any date any trade accounts receivable, notes receivable, sales representative advances and other miscellaneous receivables of CoMed (or the Surviving Corporation) arising in the ordinary course of the Business.

          "Regulatory Actions" shall mean any claim, demand, action, suit or proceeding brought or instigated by any Governmental Body in connection with any Environmental Law, Including, without limitation, civil, criminal and/or administrative proceedings, whether or not seeking costs, damages, penalties or expenses.

          "Release" shall mean the intentional or unintentional, spilling, leaking, disposing, discharging or disturbance of, or emitting, depositing, injecting, leaching, escaping, or any other release or threatened release to or from, however defined, any Hazardous Substance in violation of any Environmental Law.

          "Requisite Shareholders" shall mean the Shareholders holding Shares as indicated on Schedule 2.1 that equal in the aggregate two-thirds of all Shares indicated on Schedule 2.1.

          "Reportable Event" shall mean any of the events described in Section 4043(b)(1), (2), (3), (5), (6), (8) or (9) of ERISA.

          "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean (i) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax, with respect to CoMed, the Shareholders, the Surviving Corporation, any Subsidiary, the Business or the Assets (or the transfer thereof or of the Merger); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of CoMed or any Subsidiary being a member of an affiliated or combined group with any other corporation at any time on or prior to the Closing Date and (iii) any liability of CoMed or the Surviving Corporation for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

          "Tax Return" shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax Authority.

          "Transaction Documents" shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.

          The term "voting power" when used with reference to the capital stock of, or units of equity interests in, any person shall mean the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such person (if such person is a corporation) or to participate in the management and control of such person (if such person is not a corporation).

     SECTION 9.2 Interpretation. Unless the context otherwise requires, the terms defined in Section 9.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 9.1, and those accounting terms used in this Agreement not defined in Section 9.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date set forth above.

                              DYNAMIC HEALTHCARE
                              TECHNOLOGIES, INC., a Florida corporation


                              By: /s/ MITCHELL J. LASKEY
                                 ---------------------------------------------
                                  Mitchel J. Laskey, President and Chief
                                  Executive Officer


                              COMED ACQUISITION CORPORATION, a
                              Florida corporation


                              By: /s/ MITCHELL J. LASKEY
                                 ---------------------------------------------
                                  Mitchel J. Laskey, President and CEO


                              By: /s/ PAUL S. GLOVER
                                 ---------------------------------------------
                                  Paul S. Glover, Assistant Secretary


                              COLLABORATIVE MEDICAL SYSTEMS,
                              INC., a Massachusetts corporation


                              By: /s/ CHARLES M. COOPER
                                 ---------------------------------------------
                                  Charles M. Cooper, President and Chief
                                  Executive Officer

                              By: /s/ JEROME B. LERMAN
                                 ---------------------------------------------
                                  Jerome B. Lerman, Treasurer

                              /s/ CHARLES M. COOPER
                              ------------------------------------------------
                              Charles M. Cooper

                              /s/ JEROME B. LERMAN
                              ------------------------------------------------
                              Jerome B. Lerman

                              /s/ SAUL M. BLOOM
                              ------------------------------------------------
                              Saul M. Bloom

                              /s/ MARTIN B. LEVIN
                              ------------------------------------------------
                              Martin B. Levin

                              /s/ MARIANNE BOSWELL
                              ------------------------------------------------
                              Marianne Boswell

                              /s/ KAY MCDONALD
                              ------------------------------------------------
                              Kay McDonald

                                EXHIBIT 1.5A





                      ARTICLES OF MERGER AND AGREEMENT AND
                                 PLAN OF MERGER

         This Articles of Merger and Agreement and Plan of Merger ("Agreement of Merger") is made as of December 17, 1996 by and between CoMed Acquisition Corporation, a Florida corporation (the "Surviving Corporation"), and Collaborative Medical Systems, Inc., a Massachusetts corporation ("CoMed"). The Surviving Corporation and CoMed are sometimes hereinafter collectively referred to as "Constituent Corporations".

                              W I T N E S S E T H:

         WHEREAS, the Surviving Corporation is corporation duly organized and existing under the laws of the State of Florida and, as of the date hereof, the authorized capital stock of the Surviving Corporation consists of 10,000 shares of common stock, $.01 par value, of which one hundred (100) shares are issued and outstanding;

         WHEREAS, CoMed is a corporation duly organized and existing under the laws of the State of Massachusetts and, as of the date hereof, the authorized capital stock of CoMed consists of 12,500 shares of common stock, without par value per share ("CoMed Common Stock"), of which 380.10 shares are issued and outstanding;

         WHEREAS, the Surviving Corporation, CoMed and certain shareholders of CoMed have entered into a certain Merger Agreement dated as of December 17, 1996, as amended, (the "Merger Agreement"), which sets forth certain representations, warranties, covenants and other agreements in connection with the transactions therein and herein contemplated and which contemplates the merger (the "Merger") of CoMed with and into the Surviving Corporation in accordance with this Agreement of Merger; and

         WHEREAS, the Boards of Directors of each of the Constituent Corporations deem the Merger advisable and in the best interests of each such corporation and their respective shareholders, and the Boards of Directors of each of the Constituent Corporations and the shareholders of each of the Constituent Corporations have adopted and approved the Merger Agreement and this Agreement of Merger in accordance with the laws of their respective States of incorporation.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth herein and in the Merger Agreement, CoMed shall be merged with and into the Surviving Corporation effective as of 11:59 p.m. Eastern Standard Time on December 17, 1996. Such time shall be referred to as the "Effective Time," and the "Effective Date" of the Merger shall be the date of the Effective Time. On or about the Effective Date, the Constituent Corporations shall file with the Secretary of the Commonwealth of Massachusetts articles of merger prepared and executed in accordance with Chapter 156B,
Section 79 of the General Laws of Massachusetts, together with such other agreements and documents required to be filed by a foreign surviving corporation pursuant to Chapter 181, Section 4 of the Massachusetts General Laws and otherwise. As of the Effective Date, the separate corporate existence of CoMed shall cease and the Surviving Corporation shall be the surviving corporation of the Merger. The separate corporate existence of the Surviving Corporation shall continue unaffected and unimpaired by the Merger.

                                   ARTICLE 2

         2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall remain in effect and be the Articles of Incorporation of the Surviving Corporation at and after the Effective Time until duly amended in accordance with the Florida Business Corporation Act ("FBCA"). The changes to the Surviving Corporation's Articles of Incorporation, which shall take place on the Effective Date are as follows:

                                 "ARTICLE I
                                    NAME

                 The name of the Corporation is: Collaborative Medical Systems Corp."


         2.2 BYLAWS. The Bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall remain in effect and be the Bylaws of the Surviving Corporation at and after the Effective Time until duly amended in accordance with such Bylaws and applicable law.

                                   ARTICLE 3

         3.1 EXCHANGE AND CANCELLATION OF SECURITIES IN THE MERGER. At the Effective Time:

                 3.1.1 Each share of the common stock of the Surviving Corporation that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding thereafter and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                 3.1.2 Each share of CoMed Common Stock which constitutes treasury stock immediately prior to the Effective Time shall be canceled immediately prior to the Effective Time.

                 3.1.3 Each holder of issued and outstanding shares of CoMed Common Stock which are outstanding immediately prior to the Effective Time shall exchange all of his, her or its shares of CoMed Common Stock for shares of DHT common stock and cash to which such holder is entitled pursuant to the terms and conditions set forth in the Merger Agreement, subject to the rights of dissenting shareholders pursuant to Section 85 of Chapter 156B of the General Laws of Massachusetts. The procedures regarding the assertion of dissenters' rights shall be conducted in accordance with Sections 86 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts.

                 3.1.4 Each and every share of CoMed Common Stock and other capital stock of CoMed, if any, and any and all options, warrants, securities and/or other rights to directly or indirectly acquire, whether of record or beneficially, shares of CoMed Common Stock and/or other capital stock, securities, equity interests or profit participation rights with respect to CoMed, whether or not vested, which prior to the Effective Date are issued or outstanding, shall be canceled, terminated and of no further force or effect.

         3.2     SURRENDER AND PAYMENT.

                 3.2.1 As soon as practicable after the Effective Date, each holder of record of a stock certificate (a "Certificate") entitled to be exchanged as set forth in Section 3.1.3 [other than holders who properly exercise rights of dissenting shareholders under Massachusetts law] will be entitled to receive, upon proper surrender thereof to the Surviving Corporation, shares of DHT capital stock and the cash as described in Section
3.1.3. Until so surrendered, each Certificate shall be deemed for all corporate purposes to evidence only the right to receive upon proper surrender shares of DHT capital stock and the cash into which the holder thereof may exchange same.

                 3.2.2 Upon the Effective Time, the stock transfer books of CoMed shall be closed and no transfer of shares of CoMed Common Stock shall thereafter be made. No interest shall accrue or be payable to or for the benefit of such holders with respect to any cash or other consideration held by the Surviving Corporation. No dividends or other distributions declared after the Effective Time with respect to shares of DHT capital stock and payable to the holder of record thereof after the Effective Time shall be paid to the holder of any unsurrendered certificates representing shares of CoMed of such holder which were outstanding immediately prior to the Effective Time, until all such certificates shall be surrendered as provided herein. Upon the surrender of all such outstanding certificates, however, there shall be paid to the record holder of the certificate representing DHT capital stock issued in exchange for the shares of CoMed's previously represented by the surrendered certificates, the aggregate amount of dividends and distributions, if any, which became payable after the Effective Time. No interest shall be payable on or in respect of the payment of such dividends on surrender of outstanding certificates.

                                   ARTICLE 4

         4.1     EFFECT OF MERGER. When the Merger has been effected:

                 4.1.1 The separate existence of CoMed shall cease and the corporate existence and corporate identity of the Surviving Corporation shall continue as the surviving corporation of the Merger.

ATTEST:                                     COLLABORATIVE MEDICAL
                                            SYSTEMS, INC., a Massachusetts
                                            corporation



By:                                         By:
   -------------------------                   -------------------------------
Name: Abbott L. Reichlin                    Name: Charles M. Cooper
Title: Clerk                                Title: President



                                            By:
                                               -------------------------------
                                            Name: Jerome Lerman
                                            Title: Treasurer

                 4.1.2 The Surviving Corporation shall have the rights, privileges, immunities and powers, and shall be subject to all of the duties and liabilities, of a corporation under the FBCA.

                 4.1.3 The Surviving Corporation shall possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of CoMed, and all property, real (immovable), personal (movable), intangible and mixed, and all debts due on whatever accounts, including subscriptions to shares, and all other choses of action, and all and every other interest belonging to CoMed, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without act or deed.

                 4.1.4 The Surviving Corporation shall be responsible and liable for all liabilities and obligations of CoMed, and any claim existing or action or proceeding pending by or threatened against CoMed may be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor liens upon the property of CoMed shall be impaired by the Merger.

                                   ARTICLE 5

         5.1 COUNTERPARTS. This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

         5.2 DATES OF SHAREHOLDER APPROVAL. This Articles of Merger and Agreement and Plan of Merger, the Merger Agreement and the Merger were duly approved and adopted by (i) the sole shareholder of the Surviving Corporation at a meeting of its board of directors held on December 11, 1996, and (ii) unanimous written consent of the shareholders of CoMed dated as of December 17, 1996.

         5.3 DATES OF BOARD OF DIRECTOR APPROVAL. This Articles of Merger and Agreement and Plan of Merger, the Merger Agreement and the Merger were duly approved and adopted by (i) unanimous written consent of the Board of Directors of the Surviving Corporation dated as of December 11, 1996, and (ii) the Board of Directors of CoMed at a meeting held on December 11, 1996.

         IN WITNESS WHEREOF, each of the Constituent Corporations have caused this Agreement of Merger to be executed by their respective officers hereunto duly authorized, all as of the date first above written.

ATTEST:                                     COMED ACQUISITION
                                            CORPORATION, a Florida corporation



By:                                         By:
   -------------------------                   -------------------------------
Name: Mitchel J. Laskey                     Name: Mitchel J. Laskey
Title: Secretary                            Title: President

                          CERTIFICATE OF THE SECRETARY
                                       OF
                         COMED ACQUISITION CORPORATION


         I, MITCHEL J. LASKEY, Secretary of CoMed Acquisition Corporation, a Florida corporation (the "Corporation"), hereby certify that:

         1. The Articles of Merger and Agreement and Plan of Merger to which this Certificate is attached has been duly executed on behalf of the Corporation by its President and Secretary under the corporate seal of the Corporation.

         2. The Articles of Merger and Agreement and Plan of Merger was approved and adopted by the sole shareholder of the Corporation at a meeting held on December 11, 1996.


         IN WITNESS WHEREOF, the undersigned has executed this certificate as of December 17, 1996.




                                                  -----------------------------
                                                  Mitchel J. Laskey, Secretary

                            CERTIFICATE OF THE CLERK
                                       OF
                      COLLABORATIVE MEDICAL SYSTEMS, INC.



         I, ABBOTT L. REICHLIN, Clerk of Collaborative Medical Systems, Inc., a Massachusetts corporation (the "Corporation"), hereby certify that:

         1. The Articles of Merger and Agreement and Plan of Merger to which this Certificate is attached has been duly executed on behalf of the Corporation by its President, Treasurer and Clerk under the corporate seal of the Corporation.

         2. The Articles of Merger and Agreement and Plan of Merger was approved and adopted by unanimous written consent of the shareholders of the Corporation dated as of December 17, 1996.


         IN WITNESS WHEREOF, the undersigned has executed this certificate as of December 17, 1996.




                                                  -----------------------------
                                                  Abbott L. Reichlin, Clerk

                                EXHIBIT 1.7A


                              ESCROW AGREEMENT


         This Escrow Agreement ("Agreement") made as of December 17, 1996, by and among Dynamic Healthcare Technologies, Inc. ("DHT"), Charles M. Cooper, Jerome Lerman, Saul M. Bloom, Martin B. Levin, Marianne Boswell and Kay McDonald (collectively, the "Shareholders") and Cohen, Berke, Bernstein, Brodie & Kondell, P.A. (the "Escrow Agent").

         DHT, its wholly-owned subsidiary, CoMed Acquisition Corporation ("Newco" or the "Surviving Corporation"), Collaborative Medical Systems, Inc. ("CoMed") and the Shareholders have executed and delivered an Agreement and Plan of Merger dated as of December 17, 1996 (the "Merger Agreement") pursuant to which CoMed has been merged into Newco (the "Merger").

         Pursuant to the Merger Agreement, the parties have agreed that an amount (the "Escrow Funds") equal to the sum of (i) $300,000, the Indemnification Funds, and (ii) $8,200,000, the Distribution Funds, shall be placed and held in escrow in accordance with the terms hereof.

         The parties, intending to be legally bound, agree as follow:

         1. Capitalized terms used herein and not otherwise defined herein which are defined in the Merger Agreement, shall have the same meaning herein as set forth in the Merger Agreement.

         2.      (a)      On the date hereof, DHT has on its own behalf
deposited with the Escrow Agent immediately available funds in the amount of the Escrow Funds. The Escrow Agent, as agent for DHT and Newco, acknowledges receipt of the Escrow Funds. The respective percentage amounts of the Escrow Funds that shall, subject to the terms and condition contained herein, be distributed to each of the Shareholders, is set forth in Schedule 2(a) attached hereto. All distributions by the Escrow Agent to the Shareholders, pursuant to this Agreement, shall be divided among the Shareholders in proportion with the respective percentage amounts as set forth in Schedule 2(a).

                 (b) The Escrow Agent shall hold the Escrow Funds separate and apart from its other funds and accounts and shall keep an accurate record of all the transactions with respect thereto.

         3.      (a)      The Escrow Agent shall for the period through and
including January 15, 1997 invest and reinvest the Escrow Funds in U.S. treasury securities, interest-bearing accounts maintained at, or interest bearing instruments issued by, commercial banks acceptable to DHT. The Escrow Agent shall promptly after January 15, 1997 invest and reinvest the Indemnification Funds in U.S. treasury securities, interest-bearing accounts maintained at, or interest bearing instruments issued by, commercial banks acceptable to the Requisite Shareholders, or other investments to which the Requisite Shareholders have consented in writing subject to the reasonable approval of DHT. Except as otherwise provided herein, the Escrow Agent shall not be responsible for any loss arising out of or resulting from any such investments.

                 (b) Any interest or other income received on the investment of Escrow Funds (net of any expenses of such investments) in respect of the period through and including January 15, 1997 shall be the sole property of DHT and shall be held and disbursed by Escrow Agent at DHT's instruction. Any interest or other income received on the investment of Indemnification Funds (net of any expenses of such investments) in respect of the period beginning January 16, 1997 shall be deemed deposited as part of the Indemnification Funds and shall be held and distributed in accordance with this Agreement.

                 (c) To the extent required by law, all federal, state and local income or other taxes on any interest or other income received on the Indemnification Funds during the term of this Agreement shall be deducted and paid from the Indemnification Funds by the Escrow Agent.

                 (d) During or after the term of this Agreement, the Escrow Agent may retain such accountants, attorneys and other experts as it shall deem advisable in connection with any audits by any taxing authorities concerning the Escrow Funds. Any costs, expenses or advances incurred by the Escrow Agent shall be deducted and paid from the Escrow Funds, or, if the Escrow Funds shall have been delivered pursuant to the provisions of this Agreement, shall be advanced promptly to the Escrow Agent (upon its written request, delivered to all parties, accompanied by appropriate supporting documentation) by DHT and the Shareholders equally. The Escrow Agent shall have no personal liability for any such taxes or costs.

         4. Escrow Agent shall disburse the Indemnification Funds and Distribution Funds, as the case may be, as follows:

                 (a) Distribution Funds. On or about January 15, 1997, the Escrow Agent shall release and deliver to the Shareholders Distribution Funds in the amount of $8,200,000 in the manner herein provided.

                 (b)      Indemnification Funds.

                          (i)     In the event that the Escrow Agent does not
receive written notice of any claim against the Indemnification Funds ("Notice of Claim") from DHT or the Surviving Corporation on or before December 31, 1997 (the "Indemnification Period"), then the Indemnification Funds shall be delivered to the Shareholders as soon as is reasonable practicable.

                          (ii)    In the event one or more Notices of Claim by
DHT or the Surviving Corporation are received by the Escrow Agent (together with documentary evidence of the date on which a copy of such Notice of Claim has been received by the Shareholders in accordance with the Merger Agreement) on or before the last day of the Indemnification Period, an amount equal to the amount specified in such Notice of Claim shall continue to be held by the Escrow Agent until 30 days after the date of receipt of such Notice by the Requisite Shareholders. If within 30 days after receipt of a Notice of Claim by the Requisite Shareholders, the Escrow Agent receives a written notice from the Requisite Shareholders objecting to such claim by DHT or the Surviving Corporation (which notice shall include documentary evidence of the date on which a copy thereof has been received by DHT and the Surviving Corporation) then the Escrow Agent shall continue to hold the amount claimed by DHT or the Surviving Corporation until a Final Determination (as defined in Paragraph 5 hereof), at which time it shall disburse the Indemnification Funds as directed thereby. In the event no written notice is received by the Escrow Agent from the Requisite Shareholders within such 30-day period, the amount claimed by DHT or the Surviving Corporation shall be immediately delivered to DHT or the Surviving Corporation in such manner as DHT or the Surviving Corporation shall direct in writing; provided, however, that if the aggregate amount claimed pursuant to all Notices of Claims received by the Escrow Agent during the Indemnification Period is less than the amount of the Indemnification Funds, then upon the expiration of the Indemnification Period, the amount equal to such unclaimed Indemnification Funds shall be delivered to the Shareholders.

                          (iii)   Notwithstanding anything contained herein to
the contrary, the Escrow Agent shall not release to DHT or the Surviving Corporation any Indemnification Funds pursuant to this Paragraph 4 in respect of indemnification claims under Section 6.2(a) of Merger Agreement (to the extent not attributable to a particular Shareholder) unless and until the aggregate amount of all claims by DHT and the Surviving Corporation with respect to Indemnification Funds which are not challenged by the Requisite Shareholders within the 30-day period set forth in Paragraph 4(a)(ii), together with the amount of all challenged claims which is directed to be disbursed to DHT or the Surviving Corporation pursuant to a Final Determination, is in excess of $150,000, in which event the Escrow Agent shall release all such amounts to the extent provided in Paragraph 4(a)(ii); provided, that, indemnification claims attributable to a particular Shareholder shall be borne in full by such Shareholder without being subject to any minimum threshold or deduction, and shall be disbursed to DHT or the Surviving Corporation to the extent of the percentage amount of the Indemnification Funds allocated to such Shareholder as set forth in Schedule 2.1(a).

                          (iv)    Any Notice of Claim given pursuant to this
Paragraph 4 shall state in reasonably specific terms the basis of DHT's or the Surviving Corporation's claim and a good faith estimate of the amount of such claim. It is understood and agreed, however, that nothing contained in a Notice of Claim given pursuant hereto shall limit any claim which DHT or the Surviving Corporation may have against the Shareholders or the amount of any such claim.

                 (c) Except as otherwise provided in any Final Determination, the Escrow Agent shall deliver the Escrow Funds in immediately available funds. Upon delivery of all Escrow Funds and payment to the Escrow Agent of the fees and reimbursements to which it is entitled pursuant to Paragraph 3(d) hereof, this Agreement shall terminate.

         5. A "Final Determination" shall be comprised of (i) a written instruction signed by DHT or the Surviving Corporation and the Requisite Shareholders, or (ii) a written opinion of either counsel to the Requisite Shareholders or counsel to DHT (a copy of which shall be delivered to the other parties hereto at least five days prior to any release of the Indemnification Funds or any portion thereof) that an order of a court of competent jurisdiction which has become final by appeal or lapse of time has been issued directing the disposition of the Indemnification Funds or the Distribution Funds or any portion thereof, a certified copy of which order shall be annexed to such opinion.

         6. Notwithstanding any other provision of this Agreement, if at any time the Escrow Agent shall receive from DHT and the Requisite Shareholders (prior to being directed to take action by a court) joint written instructions as to the delivery of the Escrow Funds, the Escrow Agent shall deliver the Escrow Funds in accordance with such joint written instructions.

         7. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

                 (a) The Escrow Agent shall not be responsible for, or be required to enforce any of, the terms or conditions of the Merger Agreement.

                 (b) The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents, and assume the genuineness, of any written notice, instruction, certificate, signature or document that is delivered to the Escrow Agent pursuant to this Agreement without the necessity of the Escrow Agent verifying its truth or accuracy.

                 (c) In the event that the Escrow Agent shall be uncertain as to its duties or rights under this Agreement or shall receive instructions with respect to the Escrow Funds which, in its reasonable determination, are in conflict with either other instructions received by it or with any provision of this Agreement, (i) the Escrow Agent shall be entitled to hold the Escrow Funds pending a Final Determination; or (ii) the Escrow Agent may deposit the Escrow Funds with the clerk of a court of competent jurisdiction in a proceeding to which all parties in interest are joined. Upon the deposit by the Escrow Agent of the Escrow Funds with such clerk, the Escrow Agent shall be relieved of all further obligations and released from all obligations and responsibilities under this Agreement.

                 (d) The Escrow Agent shall not be liable for any error of judgment or any action taken or omitted under this Agreement, except in the case of willful misconduct or fraud. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel. The Escrow Agent may rely, without liability, upon the contents of any order or judgment of any court served upon it.

         8. DHT agrees to pay, or to reimburse the Escrow Agent for, promptly following written demand and accounting therefor, all expenses incurred by the Escrow Agent in connection with this Agreement, including, but not limited to, reasonable attorneys' fees and expenses.

         9. Each of DHT and the Shareholders (collectively, the "Indemnitors") jointly and severally agree to indemnify and hold harmless the Escrow Agent from and against any and all liabilities, losses, damages or expenses (including, but not limited to, reasonable attorneys' fees and expenses and court costs), which the Escrow Agent may suffer or incur as a result of any claim, action or proceeding asserted or brought against the Escrow Agent by any third party arising out of to this Agreement, unless such claim, action or proceeding is the result of the fraud or wilful misconduct of the Escrow Agent. The Escrow Agent shall not be under any obligation to institute suit or defend any claim, action or proceeding by reason of its serving as Escrow Agent or having custody of the Escrow Funds unless and until the expenses of any such claim, action or proceeding are advanced to it by the Indemnitors.

         10. The Escrow Agent may resign from its duties and obligations hereunder by giving DHT and the Shareholders at least 30 days' written notice, specifying the date when such resignation shall take effect. Prior to the effective date of such resignation, DHT and the Requisite Shareholders shall jointly appoint a successor escrow agent to assume the duties and obligations of, and to be substituted for, the Escrow Agent. Upon the appointment of a successor escrow agent, the Escrow Agent shall deliver the Escrow Funds (or assign its rights to the Escrow Funds) to its successor, and the Escrow Agent shall then be relieved and released of and from its duties and obligations under this Agreement, except to execute such documents and take such further actions as may be reasonably required to effect the termination and transfer of its obligations and responsibilities under this Agreement.

         11. All notices and other communications required or permitted under this Agreement shall be deemed given if delivered personally or by prepaid overnight courier (in each case, against receipt) or mailed by registered or certified mail, return receipt requested, as follows:

                 (i)      If to DHT or Newco:

                          Dynamic Healthcare Technologies, Inc.
                          101 Southhall Lane, Suite 210
                          Maitland, Florida 32751
                          Telephone:   (407) 875-9991
                          Telecopier:  (407) 875-9915
                          Attention:   Mitchel J. Laskey, President and CEO

                 (ii)     If to the Shareholders, one copy to
                          the addresses specified in Schedule
                          2.1 of the Merger Agreement
                          with a copy to:

                          Rene D. Varrin, Esq.
                          Kotin, Crabtree & Strong, LLP
                          One Bowdoin Square
                          Boston, Massachusetts  02114
                          Telephone:   (617) 227-7031
                          Telecopier:  (617) 367-2988

                 (iii)    If to the Escrow Agent:

                          Cohen, Berke, Bernstein, Brodie & Kondell, P.A. Terremark Centre, 19th Floor
                          2601 South Bayshore Drive
                          Miami, Florida 33133
                          Telephone:   (305) 854-5900
                          Telecopier:  (305) 857-9322
                          Attn: Richard N. Bernstein, Esq.

or to such other address as any party may hereafter designate in writing in the manner provided in this Section 11. All such notices and other communications shall be effective when received. Copies of any notice sent to the Escrow Agent by any party shall be sent by such party to the other party or parties.

         12.     MISCELLANEOUS.

                 (a) This Agreement constitutes the entire agreement between the parties relating to its subject matter and merges and supersedes and terminates all prior written and oral agreements relating to the subject hereof (other than the Merger Agreement), and all contemporaneous oral agreements, between the parties. This Agreement may not be changed in any respect except by a writing duly executed by the party to be charged.

                 (b) This Agreement is entered into in the State of Florida and shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflict of laws principles applied in the State of Florida.

                 (c) This Agreement shall be binding upon and shall inure to the benefit of the parties and to their respective successors and assigns.

                 (d) The headings of the Sections of this Agreement are for convenience of reference only, are not part of this Agreement and shall not be used in its interpretation.

                 (e) The failure of any party at any time to require performance by any other party of a provision of this Agreement or to resort to a remedy at law or in equity or otherwise shall in no way affect the right of such party to require full performance or to resort to such remedy at any time thereafter nor shall a waiver by any party of the breach of any provision of this Agreement be taken or held to be a waiver of any subsequent breach of such provision unless expressly so stated in writing. No waiver of any of the provisions of this Agreement shall be effective unless in a writing signed by the party to be charged.

                 (f) No provision of this Agreement that is held to be unenforceable by a court of competent jurisdiction shall in any way invalidate any other provision of this Agreement, all of which shall remain in full force and effect.

                 (g) The rights and obligations of DHT and the Shareholders under this Agreement may not be assigned or delegated without the prior written consent of the other parties (other than the Escrow Agent).

                 (h) This Agreement may be executed in counterparts, each of which shall constitute an original document and all of which together shall constitute one and the same document.

                                            DYNAMIC HEALTHCARE
                                            TECHNOLOGIES, INC., a Florida
                                            corporation


                                            By:
                                                -------------------------------
                                                  Mitchel J. Laskey, President
                                                  and Chief Executive Officer


                                            By:
                                                -------------------------------
                                                  David M. Pomerance, Secretary

                                            COLLABORATIVE MEDICAL
                                            SYSTEMS, INC., a Massachusetts
                                            corporation


                                            By:
                                                -------------------------------
                                                  Charles M. Cooper, President
                                                  and Chief Executive Officer


                                            By:
                                                -------------------------------
                                                  Jerome Lerman, Treasurer


                                            -----------------------------------
                                            Charles M. Cooper

                                            -----------------------------------
                                            Jerome Lerman


                                            -----------------------------------
                                            Saul M. Bloom


                                            -----------------------------------
                                            Martin B. Levin


                                            -----------------------------------
                                            Marianne Boswell


                                            -----------------------------------
                                            Kay McDonald

                                 SCHEDULE 2.(A)




         SHAREHOLDERS                            PERCENTAGE AMOUNTS
         ------------                            ------------------
         Charles M. Cooper                            25.730%
         Jerome Lerman                                25.730%
         Saul M. Bloom                                25.730%
         Martin B. Levin                              13.623%
         Marianne Boswell                              5.104%
         Kay McDonald                                  4.083%
                                                      ------
                                                      100.00%


                                 EXHIBIT 1.7B

                    DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                        CERTIFICATE OF DESIGNATION OF
                             SERIES CM NON-VOTING,
                         CONVERTIBLE PREFERRED STOCK


        1. The name of the corporation is Dynamic Healthcare Technologies, Inc. (the "Corporation").

        2. The resolution determining the Series CM Non-Voting, Convertible Preferred Stock is as follows:

        NOW, THEREFORE BE IT RESOLVED: that the Corporation be, and it hereby is authorized to issue Six Thousand (6,000) shares of Series CM Non-Voting, Convertible Preferred Stock, $.01 par value ("Series CM Preffered Stock"), which shall have the following preferences, limitations and relative rights:

        (1) RANK. The Series CM Preferred Stock shall, upon voluntary or involuntary liquidation, winding-up, dissolution, merger and combination, rank prior to all classes of common stock.

        (2) DIVIDENDS. No dividends shall be payable or otherwise accrue with respect to any shares of Series CM Preferred Stock.

        (3) LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Corporation (other than upon a Sale Event, as hereinafter defined), whether voluntary or involuntary, the holders of the Series CM Preferred Stock will be entitled to receive and to be paid out of the assets of the Corporation available for distribution a liquidation distribution in cash in an amount equal to the greater of (a) $1.00 per share before any payment may be made to the holders of common stock, or (b) the liquidation value per share of that number of shares of Common Stock at the time of such distribution into which each share of Series CM Preferred Stock would have been converted if the Conversion Time (as hereinafter defined) had occurred immediately prior to said liquidation, dissolution or winding up of the Corporation (taking into account the dilutive effect of said conversion). Neither the sale of all or substantially all of the assets of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity will be deemed to be a liquidation, dissolution or winding up of the Corporation. After the payment to the holders of the Series CM Preferred Stock of the full preferential amounts provided for above, the holders of the Series CM Preferred Stock as such will have no right or claim to any of the remaining assets of the Corporation.

        (4) CONVERSION RIGHTS. Shares of Series CM Preferred Stock will automatically convert into shares of common stock ("Common Stock") of the Corporation at 5:00 p.m. Eastern Standard Time on Friday, August 29, 1997 (the "Conversion Time") pursuant to the following formula based upon the average closing bid and ask prices of the Common Stock as quoted on the Nasdaq National Market for the five (5) trading day period ending August 29, 1997 (hereafter referred to as the "CSAVG"):

                        (A) if the CSAVG is greater than or equal to $8.00 per share, then each share of Series CM Preferred Stock will be converted into .0167 shares of Common Stock (rounded to the nearest whole share);

                        (B) if the CSAVG is less than or equal to $5.00 per share, then each shaare of Series CM Preferred Stock will be converted into 100 shares of Common Stock; or

                        (C) if the CSAVG is greater than $5.00 per share, but less than $8.00 per share, then each share of Series CM PReferred Stock will be converted into that number of shares of Common Stock to be determined as follows (rounded to the nearest whole share):

        number of shares of Common Stock = 100 x ($8.00 - CSAVG)
                                                 ---------------
                                                      $3.00

No fractional shares will be issued upon conversion.

        Upon such conversion, holders of the Series CM Preferred Stock shall be entitled to receive a certificate for that number of shares of Common Stock into which their Series CM Preferred Stock has been converted within 10 business days following surrender of their certificates of Series CM Preferred Stock to the Corporation, accompanied by proper assignment thereof in blank and, if required by the Corporation, signature guaranties.

        If the Corporation shall prior to the Conversion Time split, subdivide or combine its Common Stock, then the conversion formula set forth above shall be proportionately adjusted so that the holders of Series CM Preferred Stock shall be entitled to receive an equivalent number of shares of Common Stock as if such split, subdivision or combination of its Common Stock had occurred immediately after the Conversion Time.

        (5) ACCELERATION OF CONVERSION. In the event that at any time prior to the Conversion Time DHT shall cease to be a publicly traded company by virtue of a merger, share exchange, business combination or sale of all or substantially all of DHT's capital stock or assets (a "Sale Event"), then immediately prior to the effectuation of such Sale Event, all shares of Series CM Preferred Stock shall be converted into shares of Common Stock upon the same terms as described in paragraph 4 above as if the Conversion Time had occurred at 5:00 p.m. on the business day immediately preceding the date on which the Sale Event was effectuated.

        (6) REDEMPTION. The shares of the Series CM Preferred Stock are not subject to redemption.

          (7) VOTING RIGHTS. The holders of shares of the Series CM Preferred Stock are not entitled to any voting rights as may be required by law.

          (8) RETIREMENT. All shares of Series CM Preferred Stock shall be canceled, retired and rendered null and void immediately following the Conversion Time and certificates therefor shall only represent the right of the holder to receive Common Stock in exchange thereof.

     3. The foregoing resolution was duly adopted by the Board of Directors of the Corporation on December 11, 1996.

     4.   Such resolution was signed by the President of the Corporation.

                                       DYNAMIC HEALTHCARE
                                       TECHNOLOGIES, INC., a Florida
                                       corporation




                                       By:
                                          ----------------------------
                                          Mitchel J. Laskey, President

                                EXHIBIT 5.2 A





                              December ____, 1996

Collaborative Medical Systems, Inc.
Two University Office Park
51 Sawyer Road
Waltham, MA 02154-9387

Gentlemen:

         We have acted as counsel for Dynamic Healthcare Technologies, Inc., a Florida corporation ("DHT") and CoMed Acquisition Corporation, a Florida corporation ("Newco") in connection with the merger (the "Merger") of Collaborative Medical Systems, Inc., a Massachusetts corporation ("CoMed) with and into Newco, pursuant to the terms of an Agreement and Plan of Merger and exhibits thereto dated as of December ____, 1996 by and among Newco, DHT, CoMed and Charles M. Cooper, Jerome Lerman, Saul M. Bloom, Martin B. Levin, Marianne Boswell and Kay McDonald (the "Merger Agreement").

         This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 1991 issued by the Business Law Section of The Florida Bar (the "Report"). The Report is incorporated by reference into this opinion. The opinions set forth herein are rendered as of the date hereof. In rendering the following opinions, we have made no assumption other than those set forth in the Report and those additional assumptions stated herein.

         Based upon the foregoing, we are of the opinion that:

                 i.               Newco and DHT are corporations duly organized
                          and validly existing under the laws of t the State of Florida.

                 ii.              The execution, delivery and performance of
                          Newco of its obligations under the Merger Agreement have been duly authorized by its Board of Directors, and all other corporate proceedings required to be taken by or on the part of Newco to authorize the Merger Agreement and to consummate the Merger and all transactions contemplated thereby have been duly and properly taken.

                 iii.             The execution, delivery and performance of
                          DHT of its obligations under the Merger Agreement have been duly authorized by its Board of Directors, and all other corporate proceedings required to be taken by or on the part of DHT to authorize the Merger Agreement and to consummate the Merger and all transactions contemplated thereby have been duly and properly taken.

                 iv.              The Merger Agreement has been duly executed
                          and delivered by Newco, and constitutes the legal, valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and equitable principles.

                 v.               The Merger Agreement has been duly executed
                          and delivered by DHT, and constitutes the legal, valid and binding obligation of DHT, enforceable against DHT in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and equitable principles.

                 vi.              The performance by Newco of its obligations
                          under the Merger Agreement will not violate any of the provisions of its Articles of Incorporation or Bylaws; or, to our knowledge after investigation, result in the breach of any term or provision of, or constitute a default or result in the acceleration of any obligation under, any indenture, mortgage, deed of trust or other agreement and to which Newco is a party or by which it is bound, which breach, default or acceleration would have a material adverse effect on the business of Newco taken as a whole; or, to our knowledge after investigation, violate a judgment, decree or order of any court or administrative tribunal, which judgment, decree or order is binding on it or any of its assets; or violate any law, rule or regulation or the corporation statute of its jurisdiction of incorporation or any rules or regulations promulgated pursuant thereto.

                 vii.             The performance by DHT of its obligations
                          under the Merger Agreement will not violate any of the provisions of its Articles of Incorporation or Bylaws; or, to our knowledge after investigation, result in the breach of any term or provision of, or constitute a default or result in the acceleration of any obligation under, any indenture, mortgage, deed of trust or other agreement and to which DHT is a party or by which it is bound, which breach, default or acceleration would have a material adverse effect on the business of DHT taken as a whole; or, to our knowledge after investigation, violate a judgment, decree or order of any court or administrative tribunal, which judgment, decree or order is binding on it or any of its assets; or violate any law, rule or regulation or the corporation statute of its jurisdiction of incorporation or any rules or regulations promulgated pursuant thereto.

                 viii.            No authorization, approval, or other action
                          by, and no notice to or filing with, any governmental authority or regulatory body, which has not already been obtained or accomplished, is required for the due execution, delivery and performance by Newco or by DHT of the Merger Agreement and for the consummation of the Merger.

                 ix.              To our knowledge without investigation, no
                          representation or warranty made by Newco or by DHT in the Merger Agreement is false, inaccurate or misleading.

         We do not purport to express any opinion herein concerning any law other than the corporate law of the State of Florida and applicable Federal law of the United States of America.

                                        Very truly yours,

                                        COHEN, BERKE, BERNSTEIN,
                                        BRODIE & KONDELL, P.A.

                                 EXHIBIT 5.2B


                        REGISTRATION RIGHTS AGREEMENT


     THIS REGISTRATION RIGHTS AGREEMENT is entered into as of December ___, 1996 by and among DYNAMIC HEALTHCARE TECHNOLOGIES, INC. (the "Corporation"), CHARLES M. COOPER, JEROME B. LERMAN, SAUL M. BLOOM, MARTIN B. LEVIN, MARIANNE BOSWELL and KAY MCDONALD (collectively, together with permitted transferees and assigns in accordance with Section 7 hereof, the "Shareholders").

                                  WITNESSETH

     WHEREAS, the Corporation and the Shareholder, among others, are parties to that certain Agreement and Plan of Merger (the "Agreement") dated as of December ___, 1996, pursuant to which the Shareholders are being issued 1,000,000 shares of the Corporation's common stock, $.01 par value, and 6,000 shares of Series CM Non-Voting, Convertible Preferred Stock (the "Series CM Preferred Stock"), which is convertible into shares of common stock pursuant to its Certificate of Designation as filed with the Florida Secretary of State.

     WHEREAS, all shares of the Corporation's common stock issued and delivered pursuant to the Agreement, including all shares of Corporation's common stock into which Series CM Preferred Stock has been converted and any common stock of the Corporation issued as a dividend or other distribution with respect to or in exchange for or in replacement of any such shares of common stock, shall hereinafter collectively be referred to as the "Merger Shares."

     WHEREAS, the Merger Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

     WHEREAS, the Corporation desires to grant to the Shareholders certain registration rights relating to the Merger Shares upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and the Shareholders agree as follows:

     1. DEMAND REGISTRATION RIGHTS. At any time prior to December 31, 1999, whenever one or more Shareholders owning two-thirds of the Merger Shares shall make a written request to the Corporation to register all or part of such Shareholders' Merger Shares under the Securities Act, the Corporation shall within thirty (30) days after such request is received promptly give written notice to all of the Shareholders stating the estimated approximate date of filing such registration statement, and shall thereupon promptly use reasonable diligent efforts to file a registration statement with respect to all or part of such Shareholders' Merger Shares as soon as reasonably practical after the date of receipt of such notice by the Corporation.

The Corporation shall not be required at its expense to effect more than one registration statement pursuant to this Section 1.

        2. PIGGY-BACK REGISTRATION RIGHTS. At any time prior to December 31, 1999, whenever the Corporation proposes to file a registration statement under the Securities Act relating to its common stock (other than in connection with an exchange offer, a "rights" offering to shareholdrs, a registration statement on Form S-8 or S-4 or any successor forms relating to employee benefit plans, or in connection with a dividend reinvestment plan, an employee benefit plan, the conversion of any convertible securities, or a stand-by underwriting with respect to the call of a warrant, option, right or convertible security for redemption), the Corporation shall, at least thirty
(30) days prior to such filing, give written notice of such proposed filing to each Shareholder. Upon receipt by the Corporation not more than thirty (30) days after such notice of a written request from each Shareholder for registration of all or part of such Shareholder's Merger Shares, the Corporation shall (A) include in such registration statement or in a separate registration statement concurrently filed, and shall use diligent efforts to cause such registration statement to become effective with respect to, the Merger Shares as to which the Shareholders request registration and (B) if such proposed registration is in connection with an underwritten offering of common stock for the benefit of the Corporation, upon request of the Shareholders, use its best efforts to cause the managing underwriter therefor to include in such offering the Merger Shares as to which the Shareholders request such inclusion, on terms and conditions comparable to those of the securities offered on behalf of the Corporation. The Shareholders shall cooperate with the Corporation in the preparation of such registration statement to the extent required to furnish information concerning the Shareholders therein. If the managing underwriter of a proposed public offering shall advise the Corporation in writing that, in its opinion, the distribution of the Corporation of the Merger Shares requested to be included in the registration concurrently with the securities being registered by the Corporation would materially and adversely affect the distribution of such securities by the Corporation, then all selling security holders (including holdrs of Merger Shares) shall reduce the amount of securities each intended to distribute through such offering on a pro rata basis.


        3. REGISTRATION PROCEDURES. If the Corporation is required by the provisions of Section 1 or 2 to effect the registration of any of its securities under the Act, the Corporation will at its expense, as expeditiously as is possible:

                (a) Prepare and file with Securities and Exchange Commission (the "Commission") a registration statement with respect to such securities and use diligent efforts to cause such registration statement to become effective and remain effective for at least one year thereafter or until the Shareholdrs have completed the distribution described in the registration statement relating thereto, whichever occurs first.

                (b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for at least one year following its effective date or until the Shareholders have completed the distribution described in the registration statement relating thereto, whichever occurs first, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement.

        (c) Furnish to the Shareholders such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as the Shareholders may reasonably request in order to facilitate the sale of the securities owned by the Shareholders.


        (d) Use diligent efforts to register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdicitions within the United States as shall be reasonably appropriate for the distribution of the securities covered by such Registration Statement or as such participating Shareholders and underwriters may reasonably request within twenty (20) days following the original filing of such Registration Statement (except that the Corporation shall not for any purposes be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified), and do such other reasonable acts and things as may be required in such jurisdictions.

        (e) Cause all of such Merger Shares registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Corporation are then listed.

        (f) Provide a transfer agent and registrar for all Merger Shares pursuant to such registration statement and a CUSIP number for all Merger Shares, in each case not later than the effective date of such registration.

        (g) Notify each seller of Merger Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statment, as then in effect, includes an untrue statment of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of circumstances the existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing.

        (h) Otherwise use diligent efforts to comply with all application rules and regulations of the Commission and obtain all necessary approvals from the National Association of Securities Dealers, Inc.

   4. EXPENSES. Each of the Shareholders agrees to pay all of the underwriting discounts and commissions with respect to the Merger Shares owned by them being registered. The Corporation will pay those costs and expenses incurred in connection with effecting a registration statement to be filed pursuant hereto, including registration fees, reasonable fees and expenses of counsel and accountants for the Corporation, printing fees, escrow fees, filing fees and costs incurred in connection with the qualification of such securities for sale under the

Securities Act and the securities or blus sky laws of such jurisdictions within the United States where the Merger Shares shall be sold in accordance herewith, and the costs of supplying a reasonable number of copies of the registration statement, each preliminary prospectus, final prospectus and any supplements or amendments thereto to the Shareholders.

        5. INDEMNITY. If the Corporation shall file any registration statement including therein all or any part of the Merger Shares, the Corporation and the Shareholders shall enter into an appropriate cross-indemnity agreement whereby the Corporation shall indemnify and hold harmless the Shareholders against any losses, claims, damages or liabilities (or actions in respect thereof) arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, prospectus, offering circular or related document, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make statements therein not misleading unless such statment or omission was made in reliance upon and in conformity with written information furnished or required to be furnished by the Shareholders, and each Shareholder shall indemnify and hold harmless the Corporation, each of its directors and officers who have signed the registration statement and each person, if any, who controls the Corporation within the meaning of the Securities Act, against any losses, claims, damages or liabilities (or actions in respect thereof) arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, prospectus, offering circular or related document or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with written information furnished by such Shareholder to the Corporation and stated to be specifically for use therein. Notwithstanding the foregoing, other than claims in the nature of fraud, gross negligence or wilful misconduct, the liability of each Shareholder to the Corporation and its directors and officers under such indemnity agreement shall be limited to an amount equal to the aggregate proceeds received by such Shareholder from the sale of the Merger Shares in such registration, and the Corporation shall endeavor in good faith to include in any underwriting agreement a similar limitation on the liability of such Shareholder to the underwriters.

        6. NOTICE. Any notice, demand or delivery to be made pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing sent by first class mail, postage prepaid, or verified overnight delivery, addressed to (a) a Shareholder at his/her last known address appearing on the books of the Corporation maintained for such purpose or (b) the Corporation at its principal office at 101 Southhall Lane, Suite 210, Maitland, Florida 32751. The Shareholders and the Corporation may each designate a different address by notice to the other pursuant to this Section.

        7. TRANSFER OR ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Merger Shares granted to a Shareholder by the Corporation under Sections 1 and 2 may be transferred or assigned by a Shareholder, together with any permitted transfer of his/her Merger Shares; provided, that, the Corporation is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and, provided further, that the transferee or assignee of such rights assumes the obligations of such Shareholder under this Agreement by a written agreement reasonably acceptable to the Corporation.

     8. RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Merger Shares to the public without registration, the Corporation at all times during the term of this Agreement agrees to use all reasonable efforts to:

         (a) Make and keep public information regarding the Corporation available as those terms are understood and defined in Rule 144 under the Securities Act;

         (b) File with the Commission in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), all as the same shall be in effect from time to time; and

         (c) So long as a Shareholder owns any Merger Shares, furnish to the Shareholder upon written request a written statement by the Corporation as to its compliance with the reporting requirements of Rule 144 and of the Securities and Exchange Acts, a copy of the most recent annual or quarterly report of the Corporation, and such other reports and documents so filed as a Shareholder may reasonably request in availing itself of any rule or regulation of the commission allowing a Shareholder to sell any such securities without registration.

     9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein.

     10. AMENDMENT. This Agreement may not be modified or amended except by written agreement of the parties.

     11. GOVERNING LAW; VENUE. This Warrant shall be governed by the laws of the State of Florida, with proper venue with respect to any dispute relating hereto being Orange County, Florida.

     12. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit or, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     13. SEPARABILITY. In the event any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.



                                            DYNAMIC HEALTHCARE
                                            TECHNOLOGIES, INC., a Florida
                                            corporation


                                            By:
                                                -------------------------------
                                                  Mitchel J. Laskey, President
                                                  and Chief Executive Officer


                                            SHAREHOLDERS:


                                            -------------------------------
                                            Charles M. Cooper


                                            -------------------------------
                                            Jerome B. Lerman


                                            -------------------------------
                                            Martin B. Levin


                                            -------------------------------
                                            Marianne Boswell


                                            -------------------------------
                                            Kay McDonald


                                            -------------------------------
                                            Saul B. Bloom

                                EXHIBIT 5.2C


                                   FORM OF


                            STOCK OPTION AGREEMENT


        THIS STOCK OPTION AGREEMENT is entered into as of the ____ day of December, 1996, by and between______________________the "Optionee") and DYNAMIC HEALTHCARE TECHNOLOGIES, INC., a Florida corporation (the "Corporation" or "Company").

                                  WITNESSETH:
                                  ----------

        WHEREAS, Optionee and Collaborative Medical Systems Corp. f/k/a CoMed Acquisition Corporation ("CMSC"), a wholly-owned subsidiary of the Corporation, have concurrently herewith entered into a certain Employment Agreement (the "Employment Agreement"); and

        WHEREAS, the Corporation desires to grant to the Optionee the option to acquire shares of common stock, $.01 par value, of the Corporation (the "Common Stock") upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Optionee and the Corporation hereby agree as follows:

1. GRANT OF THE OPTIONS. Subject to the terms and conditions of this Agreement, and the obtaining of the Shareholder Approval described in paragraph 7 hereinafter, the Corporation hereby grants to the Optionee the right to purchase (individually referred to as the "Option" or collectively referred to as the "Options") from the Corporation_______ thousand (___________) shares of the Common Stock (the "Option Shares"), subject to the following vesting schedule, at the Purchase Price (as defined in Section 2 of this Agreement) for a five (5) year period ("Exercise Period") commencing on the date hereof:

        (a) ______ Option Shares shall vest on the date hereof;

        (b) ______ Option Shares shall vest one (1) year from the date hereof.

        (c) ______ Option Shares shall vest two (2) years from the date hereof;
                   and

        (d) ______ Option Shares shall vest three (3) years from the date hereof.

     1. PURCHASE PRICE. The Optionee shall have the right to purchase each Option Share pursuant to Section 5 of this Agreement at a purchase price equal to the average of the closing bid and ask price on the date hereof (the "Purchase Price").

     2.  RIGHTS OF THE OPTIONEE.  The Optionee by virtue of holding the
Options to purchase the Option Shares shall not have any rights to any dividends to be distributed by the Corporation to the shareholders or any other rights of a shareholder in the Corporation with respect to any of the Option Shares until the Optionee exercises the Option to purchase the Option Shares pursuant to Section 5 of this Agreement.

     3. TRANSFERABILITY OF THE OPTIONS. The Options may not be assigned, transferred, or otherwise disposed of, or pledged or hypothecated or in any way be subject to execution, attachment or other process. Any assignment, transfer, pledge, hypothecation or other disposition of the Options attempted contrary to the provisions of this Agreement or any levy, execution, attachment or other process attempted upon the Options will be null and void and without effect.

     4. EXERCISE OF THE OPTIONS. The Option to purchase the Option Shares shall be exercisable upon the terms and conditions hereinafter set forth:

         (a) Subject to the terms and conditions of this Agreement, the Option to purchase the Option Shares shall be exercisable by the Optionee upon delivery of notice to the Corporation (the "Exercise Notice") in accordance with the procedure prescribed in this Section 5. The Exercise Notice shall state that the Optionee has elected to exercise the Option or any portion thereof. Delivery of the Exercise Notice prior to the expiration of the Option Period shall be sufficient to entitle the Optionee to purchase the Option Shares notwithstanding that the Closing (as subsequently defined in Section 5(b) of this Agreement) may occur after the expiration of the Option Period. Within ten (10) business days of receipt of the Exercise Notice, the Corporation will specify, by written notice to the Optionee, the number and the Purchase Price of the Option Shares to be purchased by the Optionee, a date and time (the "Closing Date"), and place for payment of the Purchase Price of the Option Shares to be purchased by the Optionee. The Closing Date will not be more than fifteen (15) business days from the date that the Exercise Notice is received by the Corporation unless another date is agreed upon in writing by the Corporation and the Optionee.

         (b) Payment of the Purchase Price of the Option Shares to be acquired pursuant to the exercise of the Option will be made by the Optionee at the closing ("Closing") by either: (i) delivering to the Corporation cash or a cashier's check payable to the order of the Corporation for the full amount of the Purchase Price; or (ii) by the tender to the Corporation of common stock of the Corporation with a market value, determined as of the close of business on the day before Closing, equal to the Purchase Price where such shares are endorsed in blank, and/or delivered with all applicable stock powers, for the free transfer and assignment to the Corporation in full satisfaction and payment of the Purchase Price. At Closing, the Corporation shall deliver.

to the Optionee the stock certificates representing the Option Shares being purchased upon the exercise of the Option.

         5.      ACCELERATED VESTING AND EXERCISE PERIOD.

                 a. DEATH; DISABILITY. In the event of the Optionee's death or disability while employed with CMSC or the Corporation prior to the Optionee's vesting or exercise of all of the Options, then all of the Options shall become immediately vested and exercisable; provided, that, the Exercise Period shall expire on the date six (6) months following the date of death, or the determination of disability, as the case may be. For purposes hereof, "disabled" or "disability" shall mean that Optionee shall be reason of permanent illness, accident or other physical condition be unable to engage in gainful employment of the type similar to that Optionee was engaged by CMSC, as verified by a licensed physician reasonably acceptable to the Corporation.

                 b. CESSATION OF EMPLOYMENT. Notwithstanding anything to the contrary contained herein, in the event that the Optionee ceases to be employed by CMSC or the Corporation for any reason (the date of the Optionee's cessation of employment shall be referred to as the "Cessation Date"), then all non-vested Options shall expire and be forfeited on the Cessation Date and all unexercised vested Options shall expire on the date sixty (60) days following the Cessation Date.

         6. SHARE AUTHORIZATION AND OTHER SHAREHOLDER APPROVALS. The Company covenants and agrees that at all times that this Stock Option Agreement shall be in effect it shall have authorized, and reserved, Common Stock of the Corporation sufficient for the exercise of the Options and the purchase of Common Stock by the Optionee. Further, the Company covenants and agrees to use its best efforts, at the earliest date practicable, at the annual and special meeting of the shareholders of the Company (the "Shareholders") to be held within twelve (12) months of the date hereof, to obtain the consent of the Shareholders to the granting of this Stock Option Agreement and the transactions contemplated herein. The Company, in the exercise of such best efforts, agrees and shall recommend that the Shareholders approve this Stock Option Agreement and the transactions contemplated herein and that the Company shall vote all proxies held by management or the Company in favor of such approval.

         7. REGISTRATION RIGHTS. Upon the exercise of any Option, and the issuance of Option Shares by the Optionee, the Company hereby grants to Optionee certain demand registration rights and piggy-back registration rights, upon the same terms and conditions as set forth in that certain Registration Rights Agreement between the Company, the Optionee, and other parties, of even date. Such terms as set forth in Registration Rights Agreements shall be deemed incorporated herein by reference as if set forth in the first instance.

         8. INVESTMENT. The Optionee acknowledges that the Option Shares are not being offered pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"), or any other securities laws. The
Optionee acknowledges that the Option Shares are being acquired for the Optionee's own account for investment purposes only and not with a view to, or for sale in connection with, any public distribution thereof and will not sell, or offer to sell or otherwise dispose, of any interest in the Option Shares acquired by the Optionee in violation of the Act. The Optionee has had substantial experience in business and financial matters and in making investments of the type contemplated by this Agreement, is capable of evaluating the merits and risks of the purchase of the Option Shares and is able to bear the economic risks of such investment.

        9. LIQUIDITY. Although there can be no assurance that the Option Shares will be registered under the Act, that an exemption from such registration will be available, or that there will be a market for the Option Shares in the future, the Corporation agrees to use its best efforts to enable and facilitate the Optionee's sale or disposition of the Option Shares in compliance with the Act at the earliest date reasonably practicable.

         10. ADJUSTMENTS. In the event of a stock dividend, stock split, share combination, recapitalization, merger, consolidation or reorganization of or by the Corporation, the number or class of shares purchasable (and purchase price per share) upon exercise of the Option immediately prior thereto shall be adjusted so that the Optionee shall be entitled to receive the kind and number of shares or other securities which the Optionee would have owned or have been entitled to receive after the happening of any of the events described above, had the Option been exercised immediately prior to the happening of any of such events or any record date with respect thereto. Any adjustment made pursuant to this Section shall become effective immediately after the effective date of such events retroactive to the record date, if any, for such events.

         11. NOTICES. Each notice relating to this Agreement shall be in writing and delivered in person or by hand delivery or certified mail, return receipt requested, postage prepaid, as follows:

         If to the Optionee:      _____________________

                                  _____________________

                                  _____________________

         If to the Corporation:   Dynamic Healthcare Technologies, Inc.
                                  201 Southhall Lane, Suite 210
                                  Maitland, Florida 32751
                                  Attn: Mitchel J. Laskey

         With a copy to:          Richard N. Bernstein, Esq.
                                  Cohen, Berke, Bernstein,
                                   Brodie & Kondell, P.A.
                                  2601 South Bayshore Drive, 19th Floor
                                  Miami, Florida 33133
or to such other address as either party may have designated by written notice to the other.

         12. BENEFITS OF AGREEMENT. This Agreement shall inure to the benefit and shall be binding upon the successors, heirs, legal representatives and permitted assigns of the parties hereto.

         13. SEVERABILITY. In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted.

         14. GOVERNING LAW; VENUE. This Agreement will be construed and governed in accordance with the laws of the State of Florida. The proper venue with respect to any dispute arising hereunder or connected herewith shall be Dade County, Florida.

         15. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        THE CORPORATION:

                                        DYNAMIC HEALTHCARE TECHNOLOGIES, INC.,
                                        a Florida corporation

                                        By:
                                           -------------------------------------
                                              Mitchel J. Laskey, President and
                                              Chief Executive Officer


                                        OPTIONEE:



                                        ----------------------------------------

                                 EXHIBIT 5.3B

                                   RELEASE

         FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, the undersigned _______________________, with an address at _____________________________________, individually and for the undersigned's heirs, personal representatives, successors and assigns (collectively, the "Releasor"), hereby releases and discharges Collaborative Medical Systems, Inc., with an address at Two University Office Park, 51 Sawyer Road, Waltham, Massachusetts, and its subsidiaries, directors, officers, agents, affiliates, attorneys, employees, successors and assigns (collectively, the "Releasee"), from any and all claims, demands, actions, suits, causes of action, counterclaims, damages and liabilities of whatever kind or nature, whether in law or in equity, whether now known or unknown, of every nature and kind whatsoever (except for salary accrued and not yet paid since December 15, 1996 through the date hereof), against the Releasee, which the Releasor ever had, now has or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world upon to and including the date of this Release, except for those claims arising out of the Agreement and Plan of Merger dated December 17, 1996 (the "Agreement") and all rights of indemnity in favor of Releasor provided by statute or the articles of incorporation or bylaws of CoMed in effect as of this date relating to his/her being an officer or director of CoMed. The undersigned is not as of this date aware of any claims for indemnification or any facts or circumstances which could reasonably be expected to give rise thereto.

         Releasor covenants and agrees not to hereafter sue or otherwise bring legal action against Releasee as a result of or in connection with Taxes, Losses or Liabilities incurred by Releasee directly or indirectly arising out of or in connection with the characterization, treatment or taxability by the IRS or other Government Bodies of all or any portion of the Merger Consideration, or any reliance by Releasor upon, or any failure by Releasor, CoMed or any other Shareholder to obtain tax advice or a tax opinion relating to the Merger, or as a result of any misrepresentation, action or omission by CoMed or the Shareholders.

         Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

         This Release shall be governed by the laws of the State of Florida (without regard to the conflict of laws principles applied by the Courts of the State of Florida).

         IN WITNESS WHEREOF, the Releasor has caused this Release to be executed on December 17, 1996.

                                        RELEASOR:

                                                                    EXHIBIT 5.3C



                        LANDLORD'S ESTOPPEL CERTIFICATE

                                                            Date:
                                                                 --------------

TO:      CoMed Acquisition Corporation,
         a Florida corporation

RE: Lease (the "Lease") dated August 4, 1992, by and between I & G University, Inc., a Delaware corporation, successor in interest to Connecticut General Life Insurance Company, a Connecticut corporation, as Landlord, and Collaborative Medical Systems, Inc., a Massachusetts corporation, as Tenant, with respect to 29,600 square feet of rentable floor area (the "Premises") at Two University Office Park, 51 Sawyer Road, Waltham, Massachusetts.

Gentlemen:

         As Landlord under the above-referenced Lease, the undersigned hereby acknowledges for the benefit of Comed Acquisition Corporation, a Florida corporation, or its assigns, which has or is about to take an assignment of the Tenant's interest the above-referenced Lease, the truth and accuracy of the following statements pertaining to said Lease:

         1. The copy of the Lease attached hereto is a true, complete and correct copy, and includes all modifications, amendments or other terms of the Lease.

         2. Except as otherwise set forth in Paragraph 7 below, Tenant is paying the full rent stipulated in said Lease, and Tenant is in good standing and not in default or breach of any of its obligations under the Lease.

         3. Current monthly base rent under the Lease is $______________, rent is fully paid through December 31, 1996, and no monies have been paid to Landlord in advance of the due date except as follows:


Current Operating Expense Reimbursements or other rent due in addition to the current monthly base rent is payable as follows:


and is fully paid through:


Landlord is presently holding a security deposit in the amount of $ _________.

         4. The current term of the Lease commenced on August 4, 1992, and the current term ends on _____________________ and there are no renewal or extension options except:

         5. Landlord hereby acknowledges that (a) there have been no modifications or amendments to said Lease other than as specifically stated herein, (b) it has not assigned, hypothecated or pledged the rents or the Lease, and (c) notice of the proposed assignment of Tenant's interest in said lease may be given to Landlord by certified or registered mail, return receipt requested, at the address below.

         6. The Tenant has not been granted any options to purchase or concessions of free rent except:


                                        LANDLORD:

                                        I & G UNIVERSITY, INC.,
                                        a Delaware corporation


                                        By:
                                           ----------------------------------
                                        Name:
                                             --------------------------------
                                        Title:
                                              -------------------------------


                                        NOTICE ADDRESS:

                                        c/o LaSalle Partners
                                        95 Sawyer Rd.
                                        Waltham, MA 02154

                              ASSIGNMENT OF LEASE


         FOR VALUE RECEIVED, Collaborative Medical Systems, Inc., a Massachusetts corporation, ("Assignor"), hereby assigns all of its right, title and interest in and to that Lease (the "Lease") dated August 4, 1992, by and between Assignor, as Tenant, and I & G University, a Delaware corporation, successor in interest to Connecticut General Life Insurance Company, a Connecticut corporation, as Landlord, which leased property is located at Two University Office Park, 51 Sawyer Road, Waltham, Massachusetts, to CoMed Acquisition Corporation, a Florida corporation ("Assignee").

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year above written.

Signed, sealed and delivered                COLLABORATIVE MEDICAL
in the presence of:                         SYSTEMS, INC., a Massachusetts
                                            corporation

-----------------------------
                                            By:
-----------------------------                  -------------------------------
                                                 Charles M. Cooper, President
                                                 and Chief Executive Officer


                          ACCEPTANCE OF ASSIGNMENT


         In consideration of the above Assignment of Lease and pursuant to
Section 5.1.6(A), of the Lease, Assignee hereby assumes and expressly agrees to perform all covenants and conditions to that Lease. Assignee further agrees to timely make all payments required by and under the Lease in a timely manner and fashion and to faithfully perform all terms and conditions of the Lease.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

Signed, sealed and delivered                COMED ACQUISITION CORPORATION, a
in the presence of:                         Florida corporation


-----------------------------
                                            By:
-----------------------------                  -------------------------------
                                                 Mitchel J. Laskey, President

                       CONSENT TO ASSIGNMENT OF LEASE


         I & G University, Inc.,a Delaware corporation ("Landlord"), consents to the assignment of the Lease from Collaborative Medical Systems, Inc., a Massachusetts corporation, to CoMed Acquisition Corporation, a Florida corporation.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

Signed, sealed and delivered                I & G UNIVERSITY, INC.,
in the presence of:                         a Delaware corporation

----------------------------
                                            By:
----------------------------                   --------------------------------
                                            Name:
                                                 ------------------------------
                                            Title:
                                                  -----------------------------


                                     - 2 -